Exhibit 99.8

CHAPTER A Board of Directors’ Report for the nine months ended 30.09.2025

The information contained in this Board of Directors’ Report published by the Company constitutes a convenience translation of the Board of Directors' Report published by the Company. The Hebrew version was submitted by the Company to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

1.	The Board of Directors' Explanations for the Corporation's Results of Operations and Financial Position	3
1.1.	Analysis of results of operations	3
1.1.1.	Description of operating segments	3
1.1.2.	Business environment	3
1.1.3.	Material events during the reporting period	8
1.1.4.	Condensed statements of profit and loss for the three and nine months ended September 30, 2025, and 2024	10
1.2.	Analysis of results of operations	11
1.2.1.	Seasonality	11
1.2.2.	Consolidated analysis of profit and loss	11
1.2.3.	Condensed results of consolidated profit and loss according to operating segmental for the three months ended September 30, 2025 and 2024, and for the nine months ended on those dates	17
1.2.4.	Analysis of results of operations according to segment	20
1.2.5.	Commitments and special events	23
1.3.	Financial position, liquidity, and financing sources	24
1.3.1.	Analysis of financial position as of September 30, 2025	24
1.3.2.	Condensed statements of cash flow	26
1.3.3.	Average short-term credit	27
1.3.4.	Disclosure regarding statement of cash flow forecast pursuant to Article 10(B)(1)(d) of the Israel Securities Regulations	27
1.3.5.	Summary statements of changes in equity	28
2.	Disclosure provisions in connection with the corporation's financial reporting	29
Appendix A – Details regarding the Series B Debentures issued by the Company and held by the public at the report date 30

1.	The Board of Directors' Explanations for the Corporation's Results of Operations and Financial Position

1.1.	Analysis of results of operations

1.1.1.	Description of operating segments

Matrix IT Ltd., together with its subsidiaries, is a company operating in the fields of information technology (IT) solutions and services, consulting, and management in Israel and overseas.

The Matrix Group employs approximately 12,000 software, hardware, engineering, integration, and training personnel, who provide services in advanced fields of information and management technology to hundreds of customers in the Israeli market as well as customers in the U.S. market. The Group also engages in the sales and marketing of software and hardware products from a wide range of manufacturers from Israel and overseas, as well as the provision of consulting, project management and multidisciplinary engineering consulting services.

The Company has four1 areas of activity - (1) Information Technology Solutions and Services (“IT”) Consulting and Management in Israel; (2) IT Solutions and Services in the USA; (3) Marketing and Support of Software Products; and (4) Cloud and Computing Infrastructures. The Company provide solutions, services, and products to thousands of customers in the following main sectors ("sectors"): banking and finance, high-tech and startups, government and the public sector, defense, transportation, health, industry, retail and trade, education and academia. Unique divisions operate in each one of these sectors, specializing in providing specific solutions to the particular sector in which they operate, as well as managing and carrying out projects for the Company’s lateral entities.
The specialization in the various sectors is reflected in the applicative, professional, and marketing facets of that sectors. Accordingly, a professional and marketing infrastructure is developed in each sector which is required to support such sector.

1.1.2.	Business environment

The business environment in which the Company operates is directly affected by global and local trends and events, the most significant of which will be presented below. For additional details regarding the Company’s business environment, see Section 1.1.2 of the Board of Directors' Report as of 31.12.2024, and Section 6 of the chapter on the Description of the Corporation’s Affairs, in the 2024 Periodic Report.

1 As of the 2024 financial statements, the Company presents the training and implementation activity, which was previously presented as a separate operating segment, as part of the IT, Consulting, and Management Solutions in Israel segment. For further details, see Note 24 to the Consolidated Financial Statements.

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A.	Global economic environment

As of the date of this report, in general, the global economy has continued to stabilize after facing the effects of the increase in inflation rates in recent years, which was followed by rising interest rates during the course of the post-COVID-19 period.

In the U.S. market, the downward trend in inflation has stabilized, and is currently approximately 3% (September 2025, annual terms, based on the last 12 months – LTM). As a result, in October 2025, the U.S. Federal Reserve reduced the interest rate to 4%.

In the Eurozone, the downward trend in inflation continues at a more moderate pace and is approximately 2.1% (October 2025 – LTM). The European Central Bank’s interest rate, as of the reporting date, is 2.15%, following several interest rate reductions by the European Central Bank (the most recent of which was in June 2025).

As of April 2025, the US administration has been implementing a plan to increase tariffs on imports into the US from countries with significant trade surpluses with the US. As a result, several new trade agreements have been signed between the US and various countries around the world. The tariff imposed on imports to the US from Israel stands at 15% (compared to an almost zero tariff on goods imported from the US in the past). In the Company's assessment, the above tariffs are not expected to have a direct impact on the Company's activities.

Despite the downward trend in global inflation in recent years, there are still concerns of further inflationary outbursts and price increases. This is due, among other things, to the imposition of tariffs by the US government and the possibility of the development and/or worsening of geopolitical conflicts.

B.	Israel economic environment

The main global economic trends described above are reflected, to a large extent, in the Israeli economy as well.  At the same time, the Israeli economy was impacted in the past two years primarily by unique and complex local events that had a substantial impact, primarily the Iron Swords War and its consequences.

C.	National security situation

As of the reporting date, the “Iron Swords” war (including related combat operations in other areas) continues to impact Israel’s geopolitical and economic environment. The war erupted on October 7, 2023 following a large-scale Hamas terror attack in southern Israel. Since then, Israel has conducted military operations against Iran-backed terrorist organizations in the Gaza Strip, Lebanon, Syria, and Yemen. During 2025, a short and direct round of confrontation took place between Israel and Iran (“Operation Rising Lion”), during which both sides exchanged missile and UAV strikes. The operation concluded on June 24, 2025.

In the northern arena, a ceasefire between Israel and Lebanon/Hezbollah has been in effect since November 27, 2024, significantly limiting open hostilities along the border.

In the Gaza arena, on October 9, 2025, the Government of Israel approved a U.S.-brokered ceasefire agreement, which includes the withdrawal of Israeli forces from parts of the Gaza Strip and the release of Israeli hostages in exchange for the release of Palestinian prisoners. It is noted that significant uncertainty remains regarding the stability of the agreements and the risk of renewed escalations on any of the fronts.

The heightened geopolitical risk environment has led to rating downgrades and negative outlooks. Moody’s downgraded the State of Israel’s credit rating to Baa1 in September 2024 and maintained a negative outlook. In July 2025, Moody’s reaffirmed the Baa1 rating with a negative outlook.  S&P downgraded Israel’s credit rating to A on October 1, 2024 and reaffirmed the rating with a negative outlook on May 9, 2025. On November 7, 2025, S&P announced its decision to revise the rating outlook to stable, while affirming Israel’s credit rating at A.

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Nevertheless, as of the second half of 2024 and as a result of Israel's military successes, signs of improvement in economic indicators have been observed. Thus, despite the many difficulties and challenges facing the business environment, the Israeli economy has demonstrated robustness and resilience.

Capital and foreign exchange markets – around the period of the direct confrontation with Iran (June 2025) and following the end of the hostilities, the shekel strengthened sharply and the Tel Aviv Stock Exchange recorded significant gains. Government bonds also reflected a decline in the risk premium compared with the initial days of the escalation.

In view of the uncertainty and security developments, the Bank of Israel left the interest rate unchanged in the third quarter of 2025 (4.5%).

Alongside the positive signals in the financial markets, estimates of the direct and indirect damages from the confrontation with Iran and the continuation of the overall campaign range in the tens of billions of shekels, mainly due to the cost of repairing the damage and destruction caused during the fighting and the high defense expenditures.

D.	Economic Indicators

1)	Inflation and interest

It should be noted that even before the outbreak of the war, the Israeli economy faced high inflation and rising interest rates. These trends slowed in late 2023 and the first half of 2024. Further to this, in January 2024, the Bank of Israel lowered the interest rate to 4.5% and this rate remains unchanged as at the reporting date. The CPI increased (June index - LTM) by 2.5%.

The Company estimates that the inflationary impact on the results of its operations is immaterial, among other things, because the Company's financial debt is not linked to the CPI. On the other hand, any rise in interest rates may negatively affect the results of the Company's operations by increasing financial costs for variable-interest loans (commercial securities and short-term bank loans), as well as for new fixed-interest loans that will replace loans that come due. Conversely, the opposite is true in the case of interest rate reductions. In this context, it should also be noted that the main component of the Company's expenses is wages (about 55% of the Company's operating expenses), which, in the Company's assessment, are impacted mainly by trends in supply and demand of technological staffing, and inflation is expected to have a limited effect on them.

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2)	Real economic activity

Gross domestic product (GDP) grew by approximately 0.9% in 2024, and according to the Bank of Israel’s forecast2, assuming the fighting in Gaza ends in the first quarter of 2026, GDP is expected to grow by about 2.5% in 2025 and by approximately 4.7% in 2026.
Heavy war-related spending has led to an increase in Israel’s trade deficit, which was 4.7% of GDP in June 2025. In addition, the unemployment rate currently stands at approximately 3%, reflecting a tight labor market.

3)	Exchange rates

Changes in the U.S. dollar exchange rate (and to a lesser extent, the euro), along with its volatility, affect the Company’s results. This is especially true for the Cloud and Computing Infrastructures segment and the Marketing, and Support of Software Products segment (including cloud, hardware, and software products transactions, some of which are denominated in US dollars), as well as the shekel-denominated results of the IT Solutions segment in the US. The exchange rate also affects translation adjustments of the financial statements of US subsidiaries (which are recorded under the foreign currency translation reserve). In general, an increase in the US dollar exchange rate during a given period has a positive effect on the Company’s results, and the opposite is true when the dollar exchange rate falls. The Company regularly hedges against foreign currency transactions.

During the third quarter, the downward trend in the U.S. dollar exchange rate against the shekel continued, decreasing by approximately 2% during the quarter and by about 9.4% over the first three-quarters of the year, respectively.

As explained above, the appreciation of the shekel has an offsetting negative effect on the Company’s continued growth trend in revenues and profits (that is, absent this effect, the Company would have recorded even higher growth). In addition, following the appreciation of the shekel against the U.S. dollar (and the euro), the Company recorded in the quarter and in the period financial expenses from exchange rate differences (net of gains recorded from hedging transactions) of approximately NIS 6 million and approximately NIS 16.4 million, respectively. In addition, movements in the foreign currency translation reserve (net of the impact of hedging activities recorded in the capital reserve) of approximately NIS 8.5 million and approximately NIS 34.1 million, respectively, which were recorded under other comprehensive income.

2 https://www.boi.org.il/publications/pressreleases/29-9-25a/

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E.	The high-tech industry

As a provider of IT solutions, products, and services, the Company competes with other companies in the high-tech industry for quality personnel.  In addition, a significant part of the Company's revenues (approximately 16% in 2024) derive from companies in the high-tech sector. The past two years have been challenging for the Israeli high-tech sector. This is reflected, among other things, in a decline in the number of startups and a decrease in demand for technological staffing (with an emphasis on inexperienced employees – juniors).

A report by the Israel Innovation Authority from September 20253 indicates continued stagnation in the number of employees in Israel’s high-tech industry.

In the Company's assessment, the reduction trend in the demand for staffing high-tech companies may make it easier for the Company to recruit and retain employees, and to mitigate the pressure for wage increases on the part of the employees. On the other hand, the uncertainty in the high-tech industry could lead to a decrease in demand and even harm some of the Company's customers in this operating sector and consequently, harm the Company's operating results.

F.	Effect on the Company’s operating results

As of the date of the financial statements and the reporting date, approximately 160 of the Company’s employees are on active reserve duty. Notwithstanding the above, as detailed below, the Company’s operations in the third quarter and the first nine months of 2025, as well as throughout the entire period of the war, were characterized by continued growth in the volume of its operations and in its operating results.

The information mentioned above in this section concerning the Company's assessments as to the impact on the war on its operations, a war whose full effects and implications have not yet been ascertained, the Company’s economic environment, and developments in the high-tech industry, constitutes forward-looking information, as defined in the Securities Law, 1968 (the "Securities Law"). It is based on management's assessments and business experience, as well as assumptions, various scenarios, analyses, and public information, along with the assessments of research companies and analysts as of the report date. The information may not materialize, in whole or in part, or may materialize differently, including in a manner that is materially different than expected, among other things, as a result of high uncertainty, economic instability, and developments that cannot be assessed at this stage in connection with the war and its effects, as a result of market competition, economic slowdown or instability in the economy, and as a result of the realization of all or part of the risk factors appearing in Section 19 of the Company’s Periodic Report.

3 https://innovationisrael.org.il/wp-content/uploads/2025/09/Annual-Report-The-State-of-High-Tech-hebrew.pdf

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1.1.3.	Material events during the reporting period

A.	Entry into a merger agreement with Magic

Further to the Company’s memorandum of understanding dated March 10, 2025 with Magic Software Enterprises Ltd. (“Magic”) to negotiate the terms of a binding merger agreement, under which the Company would acquire all of Magic’s issued and outstanding share capital by way of a reverse triangular merger [for further details, see Immediate Report dated March 11, 2025 (ref. 2025-01-015939)], the Company entered into a merger agreement (the “Merger Agreement”), which was signed on November 3, 2025. For further details, see Immediate Report dated November 3, 2025 (ref. 2025-01-083233) (the “transaction report”).

Under the merger agreement, and subject to the fulfillment of the conditions precedent as detailed in the immediate report, upon completion of the transaction the Company will acquire all of Magic’s issued and outstanding share capital. Upon completion of the merger, Magic will become a private company wholly owned by Matrix (100%). Magic’s shares will be delisted from trading on NASDAQ and the TASE, and the company will transition from a public company to a private one. For a description of the principal terms of the merger agreement, see the transaction report.

As Formula Systems (1985) Ltd. is the controlling shareholder in both the Company and Magic, and in light of the materiality of the transaction, in August 2023 the Company’s Board of Directors appointed an independent committee composed solely of directors of the Company who are external and independent directors (the “special committee”). The special committee served in its role from the date of its establishment until the date of approval of the merger transaction by the Company’s Board of Directors and the signing of the merger agreement on November 3, 2025. For further details, see the transaction report.

Completion and execution of the merger are subject to the fulfillment of a number of conditions precedent, as detailed in the transaction report, including approval of the merger transaction by the special general meetings of shareholders of the Company and of Magic, which have been convened for December 10, 2025.

Pursuant to generally accepted accounting principles, the transaction will be accounted for using the as-pooling method rather than the purchase method. Meaning, the Company will consolidate Magic’s assets and liabilities in its financial statements at the values recorded in the controlling shareholder’s books. (No intangible assets, net will be created in the acquisition, and accordingly, no amortization of intangible assets, net will be recorded thereafter.)

In addition, since the transaction is being executed as a merger, its implementation will not involve any financial expenses for the Company.

The merger agreement provides that during the period from the date of signing the merger agreement until the completion date or the date of termination of the agreement in accordance with its terms (whichever is earlier) (the “interim period”), and subject to applicable law, the business of the companies shall be conducted in the ordinary course of business, such that no changes shall occur outside the ordinary course of business, and no actions or undertakings shall be made that could materially adversely affect the assets, business, financial condition of the companies, or the ability to complete the transaction.

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In addition, pursuant to the provisions of the merger agreement, during the interim period, the Company and Magic may make distributions (as the term “distribution” is defined in the Companies Law) only in accordance with their respective dividend distribution policies as in effect on the date of signing the agreement (and for the avoidance of doubt, neither shall distribute more than 75% of their respective net income attributable to shareholders). Such a distribution will not affect or change the exchange ratio or the merger consideration.

The Company’s assessments regarding the transaction, its consummation, its closing, and the timelines set forth above constitute forward-looking statements, as defined in the Israeli Securities Law, 1968. This information may not materialize or may materialize in a manner or at times differing from the Company's assessments, including non-consummation of the merger, among other things, as a result of factors that are outside of the Company's control, including nonfulfillment of the conditions precedent for the completion of the transaction, or the failure to obtain the approvals required to complete the transaction, and/or changes in the state of the capital markets and the markets in which the Company and Magic operate, or as a result of the materialization of one or more of the risk factors set forth in the Company’s 2024 annual report.

B.	Acquisition of Gav Systems

On February 4, 2025, the Company, through its subsidiary Matrix IT Systems Ltd., completed the acquisition of 70% of the share capital of Gav Systems Ltd. and Gav Expert Ltd. for a total of approximately NIS 45.5 million.
In addition, the sellers were paid a dividend for the accrued earnings up until 31.12.23 in the amount of approximately NIS 29 million. Pursuant to the agreement, the Company and the seller have a mutual option to sell and purchase the seller's remaining shares to the Company. Gav Systems provides professional services, primarily in the fields of computing and software development. Gav Systems’ operating results are consolidated in the Company’s financial statements (in the IT, Consulting, and Management Solutions in Israel segment) as of the beginning of the first quarter of 2025.

C.	Transaction with non-controlling interests

During the first quarter, the Company entered into a mutual put/call options renewal agreement with minority holders in a subsidiary for the sale and acquisition of the minority holder's remaining shares of that subsidiary. The transaction was accounted for directly to equity.

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1.1.4.	Condensed Statements of Consolidated Profit and loss for the three months ending September 30, 2025, and 2024 and the nine months ended on those same dates (NIS thousands)

	For the three months ended	For the three months ended	Change in %	For the nine months ended	For the nine months ended	Change in %
	30.09.25	30.09.24		30.09.25	30.09.24
Revenues	1,641,610	1,418,810	15.7%	4,639,189	4,205,255	10.3%
Cost of revenues and services	1,400,062	1,213,763	15.3%	3,947,884	3,591,279	9.9%
Gross profit	241,548	205,047	17.8%	691,305	613,976	12.6%
% of revenues	14.7%	14.5%		14.9%	14.6%

Selling and marketing expenses	58,859	48,650	21%	163,752	146,313	11.9%
General and administrative expenses	51,209	48,216	6.2%	143,363	137,549	4.2%
Operating income	131,480	108,181	21.5%	384,190	330,114	16.4%
% of revenues	8%	7.6%		8.3%	7.9%

Financial expenses, net	19,833	16,155	22.8%	64,593	47,574	35.8%
Income before taxes on income	111,647	92,026	21.3%	319,597	282,540	13.1%
Taxes on income	27,311	22,308	22.4%	78,395	68,299	14.8%
Net income	84,336	69,718	21%	241,202	214,241	12.6%
% of revenues	5.1%	4.9%		5.2%	5.1%

Net income attributable to
Equity holders of the company	77,973	64,396	21.1%	226,470	202,537	11.8%
Non-controlling interests	6,363	5,322	19.6%	14,732	11,704	25.9%
Net income	84,336	69,718	21%	241,202	214,241	12.6%
% of revenues	5.1%	4.9%		5.2%	5.1%

EBITDA	182,776	155,465	17.6%	534,432	467,936	14.2%
% of revenues	11.1%	11%		11.5%	11.1%

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1.2.	Analysis of results of operations

1.2.1.	Seasonality

In the third quarter, the number of working hours was approximately 3.9% lower compared with the corresponding quarter. This was due to the timing of the Tishrei holidays, which in 2025 fell in the third and fourth quarters, whereas in the corresponding period they fell in the fourth quarter only (for details, see also Section 9 of the “Description of the Corporation’s Business” chapter as of December 31, 2024, under “Seasonality”). In the first three quarters of the year, the number of working hours was similar to that of the corresponding period. Most of the seasonality effect, as noted above, is in the IT Solutions and Services, Consulting, and Management in Israel segment.

1.2.2.	Consolidated analysis of profit and loss

A.	Revenues

The Company’s revenues for the quarter reached a record of approximately NIS 1,641.6 million, compared with approximately NIS 1,418.8 million in the corresponding quarter, an increase of about 15.7%. The growth rate in revenues, adjusted for the increase in revenues accounted for on a net basis, was approximately 20.7% (see Section E below for details).

The Company’s revenues for the period totaled NIS 4,639.2 million, compared to NIS 4,205.2 million in the corresponding period, an increase of about 10.3%. The growth rate in revenues, adjusted for the increase in volume of revenues accounted for on a net basis, is about 15.1% (see Section E below for details).

The increase in revenues during the quarter derived from growth in the volume of activity across all segments. The increase in revenues during the period derived from growth in the volume of activity across all segments, except for an immaterial decrease in the IT Solutions and Services in the USA segment (in NIS terms, compared with an increase in revenues in USD terms).

The increase in the volume of revenues during the quarter and during the period was impacted by the first time consolidation of the operating results of companies acquired by the Company - Gav Systems (starting as of the first quarter 2025), Ortec (starting December 2024), and Alacer (starting as of the fourth quarter 2024). Net of the effect of the consolidation of these companies for the first time, the Company recorded organic growth in revenues of approximately 10.6% and 5.5% during the quarter and during the period, respectively.
Organic growth in revenues, after neutralizing the effect of the increase in revenues recorded on a net basis came to 15.6% and 10.2% during the quarter and during the period, respectively.

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B.	Gross profit

Gross profit in the quarter amounted to a record of approximately NIS 241.5 million (approximately 14.7% of revenues), compared with approximately NIS 205 million in the corresponding quarter (approximately 14.5% of revenues), an increase of approximately 17.8%.

Gross profit during the period amounted to a record of approximately NIS 691.3 million (approximately 14.9% of revenues), compared with approximately NIS 614 million in the corresponding period (approximately 14.6% of revenues), an increase of approximately 12.6%.

The increase in gross profit and its margin of total revenues during the quarter and during the period is driven primarily by an increase in the Company’s volume of activity and by operational efficiency measures carried out by the Company.

The significant growth in gross profit and gross profit margin in the quarter was achieved despite the offsetting effect of a decrease in working hours compared with the corresponding quarter (see details in Section 1.2.1 above).

The impressive growth in gross profit and gross profit margin during the period was achieved despite a one-time gain recorded in the corresponding period (which reduced the cost of revenues in that period). This gain was from retroactive compensation received from the National Insurance Institute for the social benefits component in the salaries of Company employees called up for reserve duty (about NIS 6 million paid in the second quarter of 2024 for 2023).

C.	Selling, marketing, general & administrative expenses

SG&A expenses in the quarter amounted to approximately NIS 110.1 million (approximately 6.7% of revenues), compared to approximately NIS 96.9 million in the corresponding quarter (approximately 6.8% of total revenues). SG&A expenses during the period amounted to NIS 307.1 million (approximately 6.6% of revenues), compared to NIS 283.9 million in the corresponding period (approximately 6.8% of total revenues).

Most of the increase in SG&A expenses during the quarter and during the period derived from an increase in the volume of activities (including first-time consolidation of subsidiaries during the period), while their margin of total revenues decreased.

It should be noted that selling expenses include amortization of intangible assets arising from business combinations in the amounts of approximately NIS 7 million and NIS 21.6 million during the quarter and during the period, respectively (compared with approximately NIS 5.4 million and NIS 16.3 million in the corresponding periods). The increase in the amortization of intangible assets derives from the first-time consolidation of subsidiaries in the fourth quarter of 2024 and the first quarter of 2025, as detailed above.

General and administrative expenses include an amount of approximately NIS 1.9 million and NIS 6.3 million during the quarter and during the period, respectively (compared with approximately NIS 4.5 million and NIS 13.5 million in the corresponding periods for share-based payment expenses for officers and senior executives.

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D.	Operating income

Operating income in the quarter amounted to a record of approximately NIS 131.5 million (approximately 8% of revenues), compared with approximately NIS 108.2 million in the corresponding quarter (approximately 7.6% of revenues), an increase of approximately 21.5%.

Operating income during the period amounted to a record of approximately NIS 384.2 million (approximately 8.3% of revenues), compared with approximately NIS 330.1 million in the corresponding period (approximately 7.9% of revenues), an increase of approximately 16.4%.

The increase in operating income during the quarter and during the period, and in its margin of total revenues, compared with the corresponding periods, is attributed to growth in profit across all segments.

Further to the details provided in the revenues section above, net of the effect of the first-time consolidation of Gav, Ortec, and Alacer, the Company recorded organic growth in operating income of approximately 15.2% and 11.5% during the quarter and during the period, respectively.

For the impact of the increase revenues from transactions whose accounted for on a net basis on the operating income margin, see Section E below.

E.	Key results of the Company adjusted for the impact of revenue accounted for on a net basis

During the third quarter and during the period, the trend from previous periods continued, with an increase in revenues that, according to IFRS, must be recognized on a net basis. This affects the Company's revenues, revenue growth rate, and profit margin.

For the sake of comparability, the following analysis presents the Company’s revenues and operating income, net of the impact of gross/net revenue presentation	For the three months ended	For the three months ended	Change in %	For the nine months ended	For the nine months ended	Change in %
	30.09.25	30.09.24		30.09.25	30.09.24
Revenues	1,641,610	1,418,810	15.7%	4,639,189	4,205,255	10.3%
Adjustments for the increase in revenues accounted for on a net basis	70,551	-		200,205	-
Adjusted revenues	1,712,161	1,418,810	20.7%	4,839,394	4,205,255	15.1%
Operating income	131,480	108,181	21.5%	384,190	330,114	16.4%
% of revenues	7.7%	7.6%		7.9%	7.9%

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F.	Financial expenses, net

Financial expenses (net) in the quarter amounted to NIS 19.8 million, compared with financial expenses (net) in the amount of NIS 16.2 million in the corresponding quarter.

Financial expenses (net) in the period amounted to NIS 64.6 million, compared with financial expenses (net) in the amount of NIS 47.6 million in the corresponding period.

The following is a breakdown of financial expenses (net) (NIS thousands):

	For the three months ended	For the three months ended	Change	For the nine months ended	For the nine months ended	Change
	30.09.25	30.09.24		30.09.25	30.09.24
Interest, commissions, and other (net)	6,097	5,897	200	18,747	19,354	(607)
Exchange rate differences	6,024	4,335	1,689	16,401	9,723	6,678
Accounting financial expenses*	7,712	5,923	1,789	29,445	18,497	10,948
Total financial expenses (net)	19,833	16,155	3,678	64,593	47,574	17,019

* Mainly financial expenses in respect of leases, adjustments for put options for non-controlling interests in subsidiaries, and changes in the fair value of investments measured at fair value.

As set forth above, the increase in financial expenses in the third quarter and during the period, compared with the corresponding periods, is primarily due to an increase in accounting financial expenses, mainly resulting from increased profitability in subsidiaries on the revaluation of existing put options to minority shareholders derived from the increased profitability in these subsidiaries (including subsidiaries consolidated for the first time), and from exchange rate differences resulting from the depreciation of the U.S. dollar against the shekel by approximately 2% and 9.4% during the quarter and during the period, respectively. (For further details, see Section 1.1.2 of this report.)

G.	Taxes on income

Tax expenses in the quarter amounted to NIS 27.3 million (approximately 24.5% of profit before tax), compared with NIS 22.3 million in the corresponding quarter (approximately 24.2% of profit before tax).

Tax expenses in the period amounted to NIS 78.4 million (approximately 24.5% of income before tax), compared with NIS 68.3 million in the corresponding period (approximately 24.2% of income before tax).

The increase in tax expenses reflects the increase in profit. The increase in the Company’s effective tax rate during the quarter and during the period, compared with the corresponding periods, is mainly due to an increase in non-tax-deductible expenses and to tax income for prior years that was recognized in the corresponding period.

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H.	Net income

Net income in the quarter amounted to NIS 84.3 million (approximately 5.1% of revenues), compared with NIS 69.7 million (approximately 4.9% of revenues) in the corresponding quarter, an increase of approximately 21%.

Net income in the period amounted to NIS 241.2 million (approximately 5.2% of revenues), compared with NIS 214.2 million (approximately 5.1% of revenues) in the corresponding period, an increase of approximately 12.6%.

I.	Net income attributable to equity holders of the Company

The net income attributable to equity holders of the Company in the quarter amounted to NIS 78 million (approximately 4.7% of revenues), compared to NIS 64.4 million (approximately 4.5% of revenues) in the corresponding quarter. The net income attributable to equity holders of the Company in the period amounted to NIS 226.5 million (approximately 4.9% of revenues), compared to NIS 202.5 million (approximately 4.8% of revenues) in the corresponding period.

Total Comprehensive income (NIS thousands)

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25	30.09.24	30.09.25	30.09.24
Net income	84,336	69,718	241,202	214,241
Other comprehensive income (net of tax effects)
Actuarial gain (loss) from remeasurement of defined benefit plans	1,026	(5)	2,815	1,923
Change in fair value of instruments used in cash flow hedging	3,233	63	1,504	(132)
Adjustments for translation of financial statements	(11,715)	(3,705)	(35,649)	8,189
Total comprehensive income	76,880	66,071	209,872	224,221

As noted above, during the third quarter and during the period, the Company recorded other comprehensive loss from the translation of financial statements of foreign operations (primarily U.S. subsidiaries), net of hedging activities recorded in the equity reserve, amounting to approximately NIS 8.5 million and NIS 34.1 million, respectively. This was due to the depreciation of the U.S. dollar against the shekel by approximately 2% and 9.4% during the quarter and during the period, respectively. (For additional details, see Section 1.1.2 of this report – Business Environment).

Board of Directors' Report    15

J.	Earnings before interest, taxes, depreciation and amortization – EBITDA (NIS thousands)

EBITDA figure is presented as it is a widely accepted indicator for measuring performance in comparable companies, and it represents an approximation of cash flows from operating activities, which excludes non-cash operating income and expenses, such as depreciation and amortization, including of intangible assets acquired in business combinations.

Below are the EBITDA and adjusted EBITDA, net of IFRS 16:

	For the three months ended	For the three months ended	Change in %	For the nine months ended	For the nine months ended	Change in %
	30.09.25	30.09.24		30.09.25	30.09.24
Operating income	131,480	108,181	21.5%	384,190	330,114	16.4%
Depreciation and amortization	51,296	47,284	8.5%	150,242	137,822	9%
EBITDA	182,776	155,465	17.6%	534,432	467,936	14.2%
% of total revenues	11.1%	11%		11.5%	11.1%
Net of depreciation expenses IFRS 16[4]	37,013	33,388	10.9%	104,436	96,584	8.1%
EBITDA net of IFRS16	145,763	122,077	19.4%	429,996	371,352	15.8%
% of total revenues	8.9%	8.6%		9.3%	8.8%

K.	Earnings per share attributable to the Company shareholders

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25	30.09.24	30.09.25	30.09.24
Basic earnings per share	1.23	1.01	3.56	3.19
Diluted earnings per share	1.22	1.01	3.55	3.19

4 Pursuant to IFRS 16 – Leases, lease payments are recognized as depreciation and financial expenses rather than as rental expenses.

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1.2.3.	Condensed consolidated statements of profit and loss by operating segments for the three months ended September 30, 2025 and 2024, and for the nine months ended on those same dates (NIS thousands)5

	For the three months ended	For the three months ended	Change in %	For the nine months ended	For the nine months ended	Change in %
	30.09.25	30.09.24		30.09.25	30.09.24
Revenues according to operating segment
IT Solutions and Services, Consulting and Management in Israel(1)	979,359	863,213	13.5%	2,829,422	2,518,495	12.3%
IT Solutions and Services in the US(2)	118,951	111,104	7.1%	341,947	348,589	(1.9%)
Marketing and Support of Software Products	174,282	118,610	46.9%	355,490	337,946	5.2%
Cloud and Computing Infrastructures	410,349	367,951	11.5%	1,225,463	1,130,011	8.4%
Inter-segmental adjustments	(41,331)	(42,068)		(113,133)	(129,786)
Total revenues	1,641,610	1,418,810	15.7%	4,639,189	4,205,255	10.3%

Operating income
IT Solutions and Services, Consulting and Management in Israel(1)	72,936	56,190	29.8%	217,903	184,674	18%
IT Solutions and Services in the US(2)	19,006	16,511	15.1%	53,240	50,399	5.6%
Marketing and Support of Software Products	11,680	9,067	28.8%	30,231	25,352	19.2%
Cloud and Computing Infrastructures	32,722	27,969	17%	93,886	78,425	19.7%
Inter-segmental adjustments	(4,864)	(1,556)		(11,070)	(8,736)
Operating income	131,480	108,181	21.5%	384,190	330,114	16.4%

(1)	Including immaterial operations in Europe

(2)	Including operations in Canada

5 As of the 2024 financial statements, the Company presents the training and implementation activity, which was presented in the past as a separate operating segment, as part of the IT, Consulting, and Management Solutions in Israel segment. The comparison numbers were adjusted retroactively.

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	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25 - percentage	30.09.24 - percentage	30.09.25 - percentage	30.09.24 - percentage
Operating income margin
IT Solutions and Services, Consulting and Management in Israel(1)	7.4%	6.5%	7.7%	7.3%
IT Solutions and Services in the US(2)	16%	14.9%	15.6%	14.5%
Marketing and Support of Software Products	6.7%	7.6%	8.5%	7.5%
Cloud and Computing Infrastructures	8%	7.6%	7.7%	6.9%
Operating income margin percentages	8%	7.6%	8.3%	7.9%

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25 - percentage	30.09.24 - percentage	30.09.25 - percentage	30.09.24 - percentage
Revenues according to operating segment
IT Solutions and Services, Consulting and Management in Israel(1)	58.1%	59.1%	59.5%	58.1%
IT Solutions and Services in the US(2)	7.1%	7.6%	7.2%	8%
Marketing and Support of Software Products	10.4%	8.1%	7.5%	7.8%
Cloud and Computing Infrastructures	24.4%	25.2%	25.8%	26.1%
Total revenues in percentages	100%	100%	100%	100%

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25 - percentage	30.09.24 - percentage	30.09.25 - percentage	30.09.24 - percentage
Contribution to operating income according to operating segments
IT Solutions and Services, Consulting and Management in Israel(1)	53.5%	51.2%	55.1%	54.5%
IT Solutions and Services in the US(2)	13.9%	15.0%	13.5%	14.9%
Marketing and Support of Software Products	8.6%	8.3%	7.6%	7.5%
Cloud and Computing Infrastructures	24%	25.5%	23.8%	23.1%
Total contribution in percentages	100%	100%	100%	100%

(1)	Including immaterial operations in Europe

(2)	Including operations in Canada

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	For the three months ended	For the three months ended	Change in %	For the nine months ended	For the nine months ended	Change in %
	30.09.25	30.09.24		30.09.25	30.09.24
Geographic information
Revenues
Revenues from Israel	1,536,860	1,325,883	15.9%	4,333,127	3,914,607	10.7%
Revenues from the United States	118,951	111,104	7.1%	341,947	348,589	(1.9%)
Revenues from Europe	27,130	23,891	13.6%	77,248	71,845	7.5%
Inter-segmental adjustments	(41,331)	(42,068)		(113,133)	(129,786)
Total revenues	1,641,610	1,418,810	15.7%	4,639,189	4,205,255	10.3%

Operating income
Operating income from Israel	115,378	90,641	27.3%	336,107	282,307	19.1%
Operating income from the US	19,006	16,511	15.1%	53,240	50,399	5.6%
Operating income from Europe	1,960	2,585	(24.2%)	5,913	6,144	(3.8%)
Inter-segmental adjustment	(4,864)	(1,556)		(11,070)	(8,736)
Total operating income	131,480	108,181	21.5%	384,190	330,114	16.4%

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.25 - percentage	30.09.24 - percentage	30.09.25 - percentage	30.09.24 - percentage
Geographical revenue rate
Revenues from Israel	91.3%	90.8%	91.2%	90.3%
Revenues from the United States	7.1%	7.6%	7.2%	8%
Revenues from Europe	1.6%	1.6%	1.6%	1.7%
Total revenues in percentages	100%	100%	100%	100%

Geographical operating income margin
Operating income margin from Israel	7.5%	6.8%	7.8%	7.2%
Operating income margin from the US	16%	14.9%	15.6%	14.5%
Operating income margin from Europe	7.2%	10.8%	7.7%	8.6%
Operating income percentages	8%	7.6%	8.3%	7.9%

Rate of geographical contribution to operating income
Operating income from Israel	84.7%	82.6%	85%	83.3%
Operating income from the US	13.9%	15%	13.5%	14.9%
Operating income from Europe	1.4%	2.4%	1.5%	1.8%
Total contribution in percentages	100%	100%	100%	100%

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1.2.4.	Analysis of results of operations according to segment

A.	IT Solutions and Services, Consulting and Management in Israel

Revenues

Segmental revenues for the quarter amounted to NIS 979.4 million, compared to NIS 863.2 million in the corresponding quarter, an increase of approximately 13.5%.

The segmental revenues for the period totaled NIS 2,829.4 million, compared to NIS 2,518.5 million in the corresponding period, an increase of about 12.3%.

Operating income

The operating income in this segment in the quarter amounted to NIS 72.9 million (approximately 7.4% of segmental revenues), compared with NIS 56.2 million in the corresponding quarter (approximately 6.5% of segmental revenues), an increase of 29.8%.

The segment's operating income in this period amounted to NIS 217.9 million (approximately 7.7% of the segmental revenues), compared to NIS 184.7 million (approximately 7.3% of the segmental revenues) for the corresponding period, an increase of 18%.

The increase in revenues and operating income (both in absolute amount and margin) during the quarter and during of period, compared with the corresponding periods, resulted from the growth in the scale of operations and profitability in the segment’s business lines, with an emphasis on data and analytics, digital operations, core systems, the defense sector, and the financial sector, as well as from the first-time consolidation of Gav Systems (as of Q1 2025).

The significant growth in operating income in the quarter (both in absolute amount and margin) was achieved despite a decrease of approximately 3.9% in working hours in the third quarter compared with the corresponding quarter.
The impressive growth in revenues and operating income during the period was achieved despite a one-time gain recorded in the corresponding period, from retroactive compensation received from the National Insurance Institute for the social benefits component in the salaries of Company employees called up for reserve duty, most of which is attributed to this segment. (See additional details in the explanations regarding gross profit above.)

The sharp increase in the operating income margin is due, among other factors, to activity in the IBM Mainframe field within this segment, which began this year and for which revenues are presented on a net basis.

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B.	IT Solutions and Services in the US

Segmental results (USD millions)

In order to offset the external effects of fluctuating exchange rates, see an analysis of the segment results is presented below in US dollars (USD millions):

	For the three months ended	For the three months ended	% change	For the nine months ended	For the nine months ended	% change
	30.09.25	30.09.24		30.09.25	30.09.24
Revenues	35.2	29.9	17.7%	97.2	94.2	3.2%
Operating income	5.6	4.4	27%	15.1	13.6	11.1%
Profit margin (%)	16%	14.8%		15.6%	14.5%

The increase in revenues and operating income in US dollars, and the improvement in the segment’s operating margin during the quarter and of the period, compared with the corresponding periods, resulted from continued growth in the segment’s volume of activity and the gradual delivery of new projects secured by the Company at the end of 2024 and during 2025, together with improved resource utilization. The impact of consolidating Alacer’s results for the first time was positive but immaterial.

Segmental results (NIS millions) The improvement in the segment’s operating income was partially offset by the depreciation of the US dollar against the shekel, with the average USD/NIS exchange rate decreasing by approximately 9.5% and 4.9% during the quarter and during of period, respectively, as detailed below.

Revenues

Segmental revenues for the quarter amounted to NIS 119 million, compared to NIS 111.1 million in the corresponding quarter, an increase of approximately 7.1%.

Segmental revenues in this period amounted to NIS 341.9 million, compared to NIS 348.6 million in the corresponding period, a decrease of 1.9%.

Operating income

The operating income in this segment in the quarter amounted to NIS 19 million (approximately 16% of segmental revenues), compared with NIS 16.5 million in the corresponding quarter (approximately 14.9% of segmental revenues), an increase of approximately 15.1%.

The segment’s operating income during the period amounted to NIS 53.2 million (approximately 15.6% of segmental revenues), compared with NIS 50.4 million in the corresponding period (approximately 14.5% of segmental revenues), an increase of approximately 5.6%.

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C.	Marketing and Support of Software Products

Revenues

Segmental revenues for the quarter amounted to NIS 174.3 million, compared to NIS 118.6 million in the corresponding quarter, an increase of approximately 46.9%.

Segmental revenues in this period amounted to NIS 355.5 million, compared to NIS 337.9 million in the corresponding period, an increase of 5.2%.

Operating income

The operating income in this segment in the quarter amounted to NIS 11.7 million (approximately 6.7% of segmental revenues), compared with NIS 9.1 million in the corresponding quarter (approximately 7.6% of segmental revenues), an increase of 28.8%.

The segment's operating income for the period amounted to NIS 30.2 million (approximately 8.5% of the segmental revenues), compared to NIS 25.4 million (approximately 7.5% of the segmental revenues) for the corresponding period, an increase of 19.2%.

The increase in revenues and operating income during the quarter and of the period, compared with the corresponding periods, resulted from organic growth in the segment’s volume of activity.

The changes in the segment’s profit margin between the periods (a decrease in the quarterly profit margin compared with the corresponding quarter, and an increase in the profit margin for the period compared with the corresponding period) result from changes in the mix of transactions in each period. In general, distribution transactions entered into by the Company (such as the Company’s activity in the distribution of software products and communications equipment in the AI field) have high revenue volumes but lower profit margins compared with reseller transactions, which generally have higher profit margins. Accordingly, this segment shows relative volatility between reporting periods in both revenues and profit margins, depending on the share and timing of distribution transactions within the segment’s overall revenue mix.

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D.	Cloud and Computing Infrastructures

Revenues

Segmental revenues for the quarter amounted to NIS 410.3 million, compared to NIS 368 million in the corresponding quarter, an increase of approximately 11.5%.

Segmental revenues in this period amounted to NIS 1,225.5 million, compared to NIS 1,130 million in the corresponding period, an increase of 8.4%.

Operating income

The operating income in this segment in the quarter amounted to NIS 32.7 million (approximately 8% of segmental revenues), compared with NIS 28 million in the corresponding quarter (approximately 7.6% of segmental revenues), an increase of approximately 17%.

The segment’s operating income for the period amounted to NIS 93.9 million (approximately 7.7% of segmental revenues), compared to NIS 78.4 million (approximately 6.9% of segmental revenues) in the corresponding period, an increase of approximately 19.7%.

The increase in revenues and operating income during the quarter and the period, compared to the corresponding periods is due to an increase in the volumes of operations in the segment, with an emphasis on sales, marketing, and integration of computing systems, and marketing, installation, and support of advanced technology solutions (the subsidiaries RDT and Ortec).

The increase in the operating margin is partly due to the continued rise in EDP cloud transactions, whose revenues are accounted for on a net basis, and to the transaction mix in the segment (transactions with higher profit margins compared with the corresponding periods).

1.2.5.	Commitments and special events

A.	Dividend distribution

Date of distribution	Dividend per share (agorot)	Amount of dividend (NIS millions)
20.10.2025	85	54.1
15.07.2025	89	56.6
08.04.2025	82	52.2
Total as of 30.09.2025	256	162.9

The Company's dividend policy is a distribution of up to 75% of the net annual income attributable to shareholders. The dividend will be distributed once per quarter subject to the distribution requirements set by applicable law, which are examined by the Board of Directors at any relevant time.

B.	Confirmation of issuer credit rating

On March 24, 2025, Midroog confirmed an Aa3 issuer and debenture credit rating with a stable outlook and an Aa3 rating with a stable outlook for the Company’s (Series B) Debentures and a rating of P-1.il for commercial securities.

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C.	Purchase of directors’ and officers’ liability insurance policy

On December 29, 2025, the Company’s Compensation Committee approved the renewal of the Company’s directors’ and officers’ (D&O) liability insurance policy (including for the CEO) and for the Company’s subsidiaries and affiliates, as they may exist from time to time, including a SIDE A DIC D&O policy, effective as of October 1, 2025. The Committee confirmed that the renewal meets the criteria established at the Company’s general meeting held in December 2024. (For further details on the general meeting, see the immediate report dated December 23, 2024, reference number 2024-01-626578.)

The insurance coverage is for liability limits of USD 35 million per claim and in the aggregate, and the coverage under the SIDE A DIC D&O policy is for liability limits of USD 10 million.

Under the policy, all officers of the Company and its subsidiaries and affiliates, including directors, are insured on identical terms, whether serving currently or in the past. None of the Company’s officers is a controlling shareholder.

1.3.	Financial position, liquidity, and financing sources

1.3.1.	Analysis of financial position as of September 30, 2025

A.	Balances of liquid assets and financial indices (NIS thousands)

	30.09.2025	31.12.2024	Change
Cash and cash equivalents	498,187	668,495	(170,308)
Gross financial debt	(737,519)	(785,104)	47,585
Net debt – short-term and long-term credit, net of cash and cash equivalents	(239,332)	(116,609)	(122,723)
Total balance sheet	4,382,381	4,479,636	(97,255)
Ratio of net financial debt to the total balance sheet	5.5%	2.6%
Current ratio	1.09	1.1
Balance of retained earnings	775,047	708,634	66,413
Total equity attributable to shareholders	1,113,541	1,088,733	24,808
Ratio of shareholder equity to balance sheet	25.4%	24.3%

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B.	Summary of consolidated statements of financial position (NIS thousands)

	30.09.2025	31.12.2024	Change
Assets:
Cash and cash equivalents	498,187	668,495	(170,308)
Trade receivables and unbilled receivables, net	1,940,301	1,926,190	14,111
Inventories	77,193	101,861	(24,668)
Goodwill	986,312	955,988	30,324
Intangible assets, net	95,639	89,893	5,746
Right-of-use assets	370,545	369,935	610
All others (property, plant and equipment, deferred taxes, etc.)	414,204	367,274	46,930
Total assets	4,382,381	4,479,636	(97,255)

Liabilities:
Credit from banks and other credit providers	737,428	785,079	(47,651)
Trade payables	815,422	926,753	(111,331)
Deferred revenues	452,338	427,786	24,552
Leasing liabilities	381,394	372,809	8,585
Liabilities for options to holders of non-controlling interests and contingent liabilities for business combinations	166,054	125,687	40,367
All others	654,532	697,195	(42,663)
Total liabilities	3,207,168	3,335,309	(128,141)

The decrease in total assets was affected by a decline in cash and cash equivalents (primarily payments to suppliers, the acquisition of Gav, and the payment of a dividend) and a reduction in inventory, which was partially offset by an increase in trade receivables (presented above under “All others”).

The decrease in total liabilities was mainly by a reduction in trade payables, continued net repayment of financial liabilities, and a decrease in accrued expenses (presented above under “All others”). This was offset in part by an increase in deferred revenues (mainly advanced payments from customers for software products transactions, that were not delivered).

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1.3.2.	Condensed statements of cash flow (NIS thousands)

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	30.09.2025	30.09.2024	30.09.2025	30.09.2024

Cash flows from operating activities
Net income	84,336	69,718	241,202	214,241
Adjustments to profit and loss items	96,868	84,709	292,064	245,661
Changes in assets and liabilities items	(9,698)	75,483	(161,275)	(74,069)
Cash paid and received for interest and taxes, net	(39,902)	(39,527)	(103,253)	(101,637)
Net cash provided by operating activities	131,604	190,383	268,738	284,196

Cash flow from investment activities
Acquisition of property, plant, and equipment	(9,515)	(18,218)	(25,226)	(34,029)
Acquisition of a subsidiary	-	-	(65,362)	-
Others (net)	44	133	1,184	1,692
Net cash used in investment activities	(9,471)	(18,085)	(89,404)	(32,337)

Cash flows from financing activities
Repayment of credit, net	(27,523)	(127,449)	(105,089)	(153,544)
Receipt from issuing of commercial securities	-	100,000	-	100,000
Receipt in respect of long-term loans	-	-	120,000	-
Distribution of a dividend	(56,628)	(51,453)	(157,066)	(132,126)
Payment of leasing liabilities	(37,433)	(31,732)	(96,016)	(96,086)
Dividend distribution to non-controlling interests	(9,704)	(4,759)	(17,539)	(23,597)
Repayment of liabilities in respect of business combinations	-	-	(3,418)	(561)
Repayment of liabilities for put options to non-controlling interests	(1,130)	-	(1,130)	(1,124)
Acquisition of non-controlling interests	-	(400)	-	(3,899)
Repayment of debentures	(33,959)	(33,959)	(67,918)	(67,918)
Net cash used in financing activities	(166,377)	(149,752)	(328,176)	(378,855)

Board of Directors' Report    26

Cash flows from operating activities

During the quarter, the Company recorded positive cash flow from operating activities amounting to NIS 131.6 million, compared with positive cash flow from operating activities amounting to NIS 190.4 million in the corresponding quarter. During the period, the Company recorded positive cash flow from operating activities amounting to NIS 268.7 million, compared with positive cash flow from operating activities amounting to NIS 284.2 million in the corresponding period. The decrease during the quarter and during the period was mainly due to changes in working capital.

The Company’s cash flow from operating activities over the last 12 months (LTM) amounted to NIS 603.8 million, compared with LTM cash flow from operating activities of NIS 617.1 million in the corresponding period.

Cash flows used in investment activities

The cash flow used for investment activities during the quarter and during the period amounted to NIS 9.5 million and NIS 89.4 million, respectively. This is compared with cash flow used in investing activities amounting to NIS 18.1 million and NIS 32.3 million in the corresponding quarter and period.

Most of the difference during the period is attributed to the sum of NIS 65.4 million paid in the period for the acquisition of Gav Systems.

Cash flows used in financing activities

Cash flow used in financing activities during the third quarter and during the period amounted to NIS 166.4 million and NIS 328.2 million, respectively, compared with NIS 149.8 million and NIS 378.9 million in the corresponding periods.

1.3.3.	Average short-term credit* (NIS thousands)

	30.09.2025	30.09.2024
Trade receivables	1,939,777	1,704,126
Trade payables	865,623	677,603

* Quarterly average of the last 12 months as at the report date

The Company finances its ongoing operations (including the gap between average customer credit and average supplier credit) using cashflow from operating activities, credit facilities, shareholder’s equity, and from outstanding financial liabilities.

1.3.4.	Disclosure regarding statement of cash flow forecast pursuant to Article 10(B)(1)(d) of the Israel Securities Regulations (Periodic and Immediate Reports):

As of September 30, 2025, the Company's standalone statements (Solo financial statements) present a negative working capital. In view of this, the Company’s Board of Directors has reviewed the Company's financial indicators, its financial covenants, and the Company's existing and expected cash sources and requirements. Further to said review, the Company’s Board of Directors determined that it does not indicate a liquidity problem. In light of the above, the Company is not required to publish a statement of cash flow forecast.

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1.3.5.	Summary statements of changes in equity (NIS thousands)

	For the nine months ended 30.09.2025	For the nine months ended 30.09.2024

Opening balance	1,144,327	1,107,472
Net income	241,202	214,241
Dividend declared	(162,872)	(184,214)
Dividend to non-controlling interests	(8,321)	(9,059)
Translation differences	(34,145)	8,057
Share based payment	6,310	13,508
Transactions with non-controlling interests	* (14,103)	(26,299)
Actuarial earnings in respect of a benefit plan	2,815	1,923
Closing balance	1,175,213	1,125,629

*	During the first quarter, the Company entered into a mutual put/call options renewal agreement with minority holders in a subsidiary for the sale and acquisition of the minority holder's remaining shares of that subsidiary. The transaction was recorded against equity.

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2.	Disclosure provisions in connection with the corporation's financial reporting

Goodwill

The goodwill, as included in the Company's financial statements, is material to the Company's total assets. The goodwill represents the surplus cost of the investment over the total balance sheet value in subsidiaries that have been acquired by the Group.

In accordance with generally accepted accounting principles, the Company annually examines the need for impairment. In addition to the annual examination of the need for impairment, during the year, the Company also assesses whether there are indications of impairment.

November 11, 2025

Guy Bernstein Chair of the Board of Directors	Moti Gutman CEO

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Appendix A – Details regarding the Series B Debentures issued by the Company and held by the public at the report date

1)	The following are details regarding the Series B Debentures - NIS thousands

Disclosure item	Details regarding the Series B Debentures (2)

Date of issue	Initial issue on September 18, 2022; Series expanded on December 4
Total par value on the date of issue(1)	295,249 upon initial issue and 180,366 upon expansion of the series
Par value balance as of September 30, 2025
Par value balance on the reporting date, revalued according to linkage terms	The series is not linked
Value in the financial statements as at September 30, 2025 (amortized cost according to the effective interest method)	305,325
Accrued interest as of September 30, 2025	2,212
Market capitalization as of September 30, 2025	305,239
Type of interest

Fixed interest at a rate of 4.1% per annum.

It should be noted that the trust deed in respect of the Series B Debenture attached to the offer report (the “trust deed”) provided mechanisms for adjustment of a change in the annual interest in respect of the Series B Debenture, in the event of non-compliance with the financial covenants or if there is a decrease in the rating of the Series B Debenture. Pursuant to said adjustment mechanisms (cumulatively), the overall rate of interest increments will not exceed 1%.  For details, see Sections 5.8 and 5.9 of the trust deed.

Dates for payment of principal	The principal of the Series B Debentures shall be due for repayment in fourteen (14) installments every six months, made up of thirteen equal payments - each payment is 7.14% of the principal and the last payment being 7.18%, commencing August 1, 2023, through February 1, 2030.
Interest payment dates	The interest in respect of the Series B Debenture shall be paid in biannual installments every six month, to be paid on February 1 and August 1, commencing February 1, 2023, through February 1, 2030.
Principal and interest linkage basis	The Series B Debenture are unlinked (principal and interest) to any linkage base.
Is there a right of conversion?	No
Early repayment or forced conversion of debentures	The Company shall be entitled to initiate the early repayment of the Series B debentures, all in accordance with the provisions of Section 6.2 of the trust deed.

Board of Directors' Report    30

Disclosure item	Details regarding the Series B Debentures (2)

Guarantee for payment of the Company’s obligations pursuant to the trust deed	None
As of the report date, is the Company in compliance with all of the conditions and undertakings according to the trust deed?	Yes
As of the report date and during the reporting period, were the conditions met that constitute grounds for calling the debentures due immediately?	No
Is the Company required by the trustee to perform various actions, including calling meetings of debenture holders?	No
Details of guarantees/liens	None

2)	Details regarding the trustee for the Series B Debentures

Trustee name	Reznick Paz Nevo Trustees Ltd.
Debenture administrator	Shani Krasnoshansky
Contact information	14 Yad Harutzim St., Tel Aviv (Tel: 03-689200 Fax: 03-6389222) email: Shani@rpn.co.il

3)	Details about the Series B Debentures’ rating

Name of rating company as of the report date	Midroog Ltd. ("Midroog")
Rating at the date of issue:	Aa3 stable horizon
Rating on the report date	Unchanged For the most recent rating report, see the immediate report published by the Company on 24.03.2025. (ref. 2025-01-019742)

(1)	On September 14, 2022, the Company published a shelf offering report (ref.: 2022-01-117502) (the “offer report”) in which the Company issued in an initial public offering a total of NIS 295,249 thousand par value of Series B Company Debentures. In addition, on December 4, 2022, the Company issued Series B Debentures by way of an expansion of the series, for a net amount of NIS 178,000 thousand.

(2)	As at the report date, in accordance with the provisions of the Securities Regulations, § 10(b)(13)(a), the Company considers the Series B Debentures to be a significant series.

Board of Directors' Report    31

4)	Financial covenants – Series B Debentures

The table below sets forth the various covenants that the Company undertook with respect to debenture holders and the calculation of their results as of September 30, 2025, as follows:

Security	Balance of nominal value of the security in circulation as at September 30, 2025	Balance of nominal value of the security in circulation immediately prior to the report date	Financial covenant	Actual covenant as of September 30, 2025
Series B Debentures	305,820	305,820	Ratio of consolidated net financial debt (as defined in the trust deed) to total balance sheet must not exceed 45%	5.4%
Series B Debentures	305,820	305,820	Ratio of consolidated net financial debt (as defined in the trust deed) to adjusted EBITDA (as defined in the trust deed) shall not exceed 5	0.33
Series B Debentures	305,820	305,820	Shareholder equity (as defined in the trust deed) is minimal, must be no less than NIS 275,000 thousand	1,175,213

Board of Directors' Report    32

CHAPTER B Interim Consolidated Financial Statements as of September 30, 2025 Unaudited

The information contained in these Financial Statements published by the Company constitutes a convenience translation of the Financial Statements published by the Company. The Hebrew version was submitted by the Company to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Review Report Of The Independent Auditor To The Shareholders Of Matrix It Ltd.	3
Consolidated Statements Of Financial Position	4
Consolidated Statements Of Profit And Loss And Other Comprehensive Income	6
Consolidated Statements Of Changes In Equity Unaudited	7
Consolidated Statements Of Cash Flows	12
Notes To The Consolidated Interim Financial Statements	15

Matrix IT Ltd.

To

The Shareholders of

Matrix IT Ltd.

Ladies and gentlemen,

Review Report of the Independent Auditor to the Shareholders of Matrix IT Ltd.

Introduction

We have reviewed the accompanying interim financial information of Matrix IT Ltd. and its subsidiaries (the "Group"), that includes the condensed interim consolidated statement of financial position as at September 30, 2025, and the related condensed interim consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for the nine and three month periods then ended.  The Board of Directors and management are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34 "Interim Financial Reporting" and they are also responsible for the preparation of this interim financial information in accordance with Chapter D of Securities Regulations (Periodic and Immediate Reports) - 1970. Our responsibility is to express a conclusion on this interim financial information based on our review.

Scope of Review

We conducted our review in accordance with Review Standard (Israel) 2410 of the Institute of Certified Public Accountants in Israel “Review of Interim Financial Information Performed by the Auditor of the Entity.” A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially smaller in scope than an audit conducted in accordance with generally accepted auditing standards in Israel and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the abovementioned financial information is not prepared, in all material respects, in accordance with IAS 34.

In addition to the statements in the previous paragraph, based on our review, nothing has come to our attention that causes us to believe that the abovementioned financial information does not comply, in all material respects, with the disclosure requirements of Chapter D of the Securities Regulations (Periodic and Immediate Reports) - 1970.

Tel Aviv, Israel	Zif Haft
November 11, 2025	Certified Public Accountants (Isr.) - BDO Member Firm

Matrix IT Ltd.

Consolidated Statements of Financial Position
(NIS thousands)

	September 30,	September 30,	December 31,
	2025	2024	2024
	Unaudited	Unaudited	Audited
Current assets
Cash and cash equivalents	498,187	519,845	668,495
Trade receivables and unbilled receivables, net	1,940,301	1,746,539	1,926,190
Income tax receivable	35,646	42,124	53,567
Other accounts receivable	158,551	113,123	122,273
Inventories	77,193	94,291	101,861
	2,709,878	2,515,922	2,872,386

Non-current assets
Investment in a financial asset measured at fair value through profit and loss	14,512	17,146	17,146
Prepaid expenses	50,020	36,207	30,203
Right-of-use assets	370,545	370,367	369,935
Property, plant, and equipment, net	103,176	102,984	101,616
Goodwill	986,312	923,464	955,988
Intangible assets, net	95,639	82,136	89,893
Deferred taxes	52,299	46,074	42,469
	1,672,503	1,578,378	1,607,250
	4,382,381	4,094,300	4,479,636

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 4

Matrix IT Ltd.

Consolidated Statements of Financial Position
(NIS thousands)

	September 30,	September 30,	December 31,
	2025	2024	2024
	Unaudited	Unaudited	Audited
Current liabilities
Credit from banks and other credit providers	381,104	430,541	388,640
Current maturities of debentures	77,726	80,439	81,341
Current maturities of lease liabilities	113,748	115,875	115,574
Trade payables	815,422	691,762	926,753
Income tax payable	7,406	6,726	21,063
Other accounts payable	99,807	104,777	133,631
Employees and payroll accruals	505,023	464,800	510,995
Liabilities in respect of business combinations	7,383	469	10,244
Put options for non-controlling interests	92,716	80,491	82,308
Deferred revenues	395,843	305,608	382,119
	2,496,178	2,281,488	2,652,668
Non-current liabilities
Loans from banks and other lenders	50,999	27,340	19,671
Debentures	227,599	292,153	295,427
Deferred revenues	56,495	56,319	45,667
Put options for non-controlling interests	54,718	23,296	24,764
Lease liabilities	267,646	256,747	257,235
Deferred taxes	30,471	23,993	23,871
Liabilities in respect of business combinations	11,237	-	8,371
Employee benefit liabilities	11,825	7,335	7,635
	710,990	687,183	682,641
Equity attributable to Company shareholders
Share capital and capital reserves	338,494	384,768	380,099
Retained earnings	775,047	686,227	708,634
	1,113,541	1,070,995	1,088,733

Non-controlling interests	61,672	54,634	55,594

Total equity	1,175,213	1,125,629	1,144,327

	4,382,381	4,094,300	4,479,636

The accompanying notes constitute an integral part of the interim consolidated financial statements.

November 11, 2025
Date of approval of the financial statements	Guy Bernstein Chair of the Board of Directors	Moti Gutman CEO	Nevo Brenner CFO

Consolidated Interim Financial Statements 5

Matrix IT Ltd.

Consolidated Statements of Profit and Loss and Other Comprehensive Income
(NIS thousands)

	For the nine months ended September 30,	For the nine months ended September 30,	For the three months ended September 30,	For the three months ended September 30,	For the year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Revenues	4,639,189	4,205,255	1,641,610	1,418,810	5,579,538
Cost of revenues and services	3,947,884	3,591,279	1,400,062	1,213,763	4,746,544
Gross profit	691,305	613,976	241,548	205,047	832,994
Selling and marketing expenses	163,752	146,313	58,859	48,650	196,231
General and administrative expenses	143,363	137,549	51,209	48,216	186,689
Operating income	384,190	330,114	131,480	108,181	450,074
Financial expenses	79,788	62,894	24,419	20,506	86,956
Financial income	15,195	15,320	4,586	4,351	20,084
Income before taxes on income	319,597	282,540	111,647	92,026	383,202
Taxes on income	78,395	68,299	27,311	22,308	94,978
Net income	241,202	214,241	84,336	69,718	288,224
Other comprehensive income (net of tax effects)
Amounts that will not be subsequently reclassified to profit or loss
Gain from remeasurement of defined benefit plans	2,815	1,923	1,026	(5)	2,722
Amounts that will be, or that have been, reclassified to profit or loss if specific conditions are met
Adjustments for translation of financial statements	(35,649)	8,189	(11,715)	(3,705)	(1,140)
Change in fair value of instruments used in cash flow hedging	1,504	(132)	3,233	63	(4)
Total comprehensive income	209,872	224,221	76,880	66,071	289,802
Net income attributable to:
Equity holders of the Company	226,470	202,537	77,973	64,396	272,422
Non-controlling interests	14,732	11,704	6,363	5,322	15,802
	241,202	214,241	84,336	69,718	288,224
Total comprehensive income attributable to:
Equity holders of the Company	195,473	212,307	70,550	60,691	273,804
Non-controlling interests	14,399	11,914	6,330	5,380	15,998
	209,872	224,221	76,880	66,071	289,802
Net earnings per share attributable to equity holders of the Company (NIS)
Basic net earnings per share	3.56	3.19	1.23	1.01	4.29
Diluted net earnings per share	3.55	3.19	1.22	1.01	4.29

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 6

Matrix IT Ltd.

Consolidated Statements of Changes in Equity

Unaudited (NIS thousands)

	Share capital	Share premium	Treasury shares	Reserve for adjustments arising from translation of financial statements of foreign operations and cash flow hedge	Reserve for transactions between a corporation and a controlling shareholder	Reserve for share-based payment and transactions with non-controlling interests	Retained earnings	Total attributable to Company shareholders	Non-controlling interests	Total equity
Balance as of January 1, 2025 (audited)	68,255	309,447	(7,982)	(9,675)	10,186	9,868	708,634	1,088,733	55,594	1,144,327
Net income	-	-	-	-	-	-	226,470	226,470	14,732	241,202
Adjustments for translation of financial statements of foreign operations and cash flow hedge	-	-	-	(33,812)	-	-	-	(33,812)	(333)	(34,145)
Actuarial gain from remeasurement of defined benefit plans	-	-	-	-	-	-	2,815	2,815	-	2,815
Total other comprehensive income	-	-	-	(33,812)	-	-	2,815	(30,997)	(333)	(31,330)
Total comprehensive income	-	-	-	(33,812)	-	-	229,285	195,473	14,399	209,872
Exercise of options	261	18,547	-	-	-	(18,808)	-	-	-	-
Dividend declared	-	-	-	-	-	-	(162,872)	(162,872)	-	(162,872)
Dividend to non-controlling interests	-	-	-	-	-	-	-	-	(8,321)	(8,321)
Transactions with non-controlling interests	-	-	-	-	-	(14,103)	-	(14,103)	-	(14,103)
Share-based payments	-	-	-	-	-	6,310	-	6,310	-	6,310
Balance as of September 30, 2025	68,516	327,994	(7,982)	(43,487)	10,186	(16,733)	775,047	1,113,541	61,672	1,175,213

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 7

Matrix IT Ltd.

Consolidated Statements of Changes in Equity
Unaudited (NIS thousands)

	Share capital	Share premium	Treasury shares	Reserve for adjustments arising from translation of financial statements of foreign operations and cash flow hedge	Reserve for transactions between a corporation and a controlling shareholder	Reserve for share-based payment and transactions with non-controlling interests	Retained earnings	Total attributable to Company shareholders	Non-controlling interests	Total equity
Balance as of January 1, 2024 (audited)	68,255	309,447	(7,982)	(8,335)	10,186	11,035	665,981	1,048,587	58,885	1,107,472
Net income	-	-	-	-	-	-	202,537	202,537	11,704	214,241
Adjustments for translation of financial statements of foreign operations and cash flow hedge	-	-	-	7,847	-	-	-	7,847	210	8,057
Actuarial gain from remeasurement of defined benefit plans	-	-	-	-	-	-	1,923	1,923	-	1,923
Total other comprehensive income	-	-	-	7,847	-	-	1,923	9,770	210	9,980
Total comprehensive income	-	-	-	7,847	-	-	204,460	212,307	11,914	224,221
Dividend declared	-	-	-	-	-	-	(184,214)	(184,214)	-	(184,214)
Dividend to non-controlling interests	-	-	-	-	-	-	-	-	(9,059)	(9,059)
Transactions with non-controlling interests	-	-	-	-	-	(19,193)	-	(19,193)	(7,106)	(26,299)
Share-based payments	-	-	-	-	-	13,508	-	13,508	-	13,508
Balance as of September 30, 2024	68,255	309,447	(7,982)	(488)	10,186	5,350	686,227	1,070,995	54,634	1,125,629

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 8

Matrix IT Ltd.

Consolidated Statements of Changes in Equity
Unaudited (NIS thousands)

	Share capital	Share premium	Treasury shares	Reserve for adjustments arising from translation of financial statements of foreign operations and cash flow hedge	Reserve for transactions between a corporation and a controlling shareholder	Reserve for share-based payment and transactions with non-controlling interests	Retained earnings	Total attributable to Company shareholders	Non-controlling interests	Total equity
Balance as of July 1, 2025	68,509	327,635	(7,982)	(35,038)	10,186	(18,271)	750,131	1,095,170	57,857	1,153,027
Net income	-	-	-	-	-	-	77,973	77,973	6,363	84,336
Adjustments for translation of financial statements of foreign operations and cash flow hedge	-	-	-	(8,449)	-	-	-	(8,449)	(33)	(8,482)
Actuarial gain from remeasurement of defined benefit plans	-	-	-	-	-	-	1,026	1,026	-	1,026
Total other comprehensive income	-	-	-	(8,449)	-	-	1,026	(7,423)	(33)	(7,456)

Total comprehensive income	-	-	-	(8,449)	-	-	78,999	70,550	6,330	76,880
Exercise of options	7	359	-	-	-	(366)	-	-	-	-
Dividend declared	-	-	-	-	-	-	(54,083)	(54,083)	-	(54,083)
Dividend to non-controlling interests	-	-	-	-	-	-	-	-	(2,515)	(2,515)
Share-based payments	-	-	-	-	-	1,904	-	1,904	-	1,904
Balance as of September 30, 2025	68,516	327,994	(7,982)	(43,487)	10,186	(16,733)	775,047	1,113,541	61,672	1,175,213

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 9

Matrix IT Ltd.

Consolidated Statements of Changes in Equity
Unaudited (NIS thousands)

	Share capital	Share premium	Treasury shares	Reserve for share-based payment and transactions with non-controlling interests	Reserve for transactions between a corporation and a controlling shareholder	Reserve for adjustments arising from translation of financial statements of foreign operations and cash flow hedge	Retained earnings	Total attributable to Company shareholders	Non-controlling interests	Total equity
Balance as of July 1, 2024	68,255	309,447	(7,982)	3,212	10,186	1,545	673,924	1,058,587	49,335	1,107,922
Net income	-	-	-	-	-	-	64,396	64,396	5,322	69,718
Adjustments for translation of financial statements of foreign operations and cash flow hedge	-	-	-	(3,700)	-	-	-	(3,700)	58	(3,642)
Actuarial gain from remeasurement of defined benefit plans	-	-	-	-	-	-	(5)	(5)	-	(5)
Total other comprehensive income	-	-	-	(3,700)	-	-	(5)	(3,705)	58	(3,647)
Total comprehensive income	-	-	-	(3,700)	-	-	64,391	60,691	5,380	66,071
Transactions with non-controlling interests	-	-	-	-	-	(706)	-	(706)	306	(400)
Dividend declared	-	-	-	-	-	-	(52,088)	(52,088)	-	(52,088)
Dividend to non-controlling interests	-	-	-	-	-	-	-	-	(387)	(387)
Share-based payments	-	-	-	-	-	4,511	-	4,511	-	4,511
Balance as of September 30, 2024	68,255	309,447	(7,982)	(488)	10,186	5,350	686,227	1,070,995	54,634	1,125,629

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 10

Matrix IT Ltd.

Consolidated Statements of Changes in Equity

Audited (NIS thousands)

	Share capital	Share premium	Treasury shares	Reserve for adjustments arising from translation of financial statements of foreign operations and cash flow hedge	Reserve for transactions between a corporation and a controlling shareholder	Reserve for share-based payment and transactions with non-controlling interests	Retained earnings	Total attributable to Company shareholders	Non-controlling interests	Total equity
Balance as of January 1, 2024	68,255	309,447	(7,982)	(8,335)	10,186	11,035	665,981	1,048,587	58,885	1,107,472
Net income	-	-	-	-	-	-	272,422	272,422	15,802	288,224
Adjustments for translation of financial statements of foreign operations and cash flow hedge	-	-	-	(1,340)	-	-	-	(1,340)	196	(1,144)
Actuarial gain from remeasurement of defined benefit plans	-	-	-	-	-	-	2,722	2,722	-	2,722
Total other comprehensive income	-	-	-	(1,340)	-	-	2,722	1,382	196	1,578
Total comprehensive income	-	-	-	(1,340)	-	-	275,144	273,804	15,998	289,802
Non-controlling interests in a company that was consolidated for the first time	-	-	-	-	-	-	-	-	950	950
Dividend declared	-	-	-	-	-	-	(232,491)	(232,491)	-	(232,491)
Dividend to non-controlling interests	-	-	-	-	-	-	-	-	(13,133)	(13,133)
Transactions with non-controlling interests	-	-	-	-	-	(19,193)	-	(19,193)	(7,106)	(26,299)
Share-based payments	-	-	-	-	-	18,026	-	18,026	-	18,026
Balance as of December 31, 2024	68,255	309,447	(7,982)	(9,675)	10,186	9,868	708,634	1,088,733	55,594	1,144,327

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 11

Matrix IT Ltd.

Consolidated Statements of Cash Flows
(NIS thousands)

	For the nine months ended September 30,	For the nine months ended September 30,	For the three months ended September 30,	For the three months ended September 30,	For the year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Cash flows from operating activities
Net income	241,202	214,241	84,336	69,718	288,224
Adjustments required to reconcile net income to net cash (used in) provided by operating activities:
Adjustments to profit and loss items
Depreciation and amortization	150,242	137,822	51,296	47,284	186,811
Taxes on income	78,395	68,299	27,311	22,308	94,978
Change in liabilities for employee benefits	5,434	728	1,210	(676)	1,553
Other financial expenses, net	38,363	19,146	10,965	7,947	27,619
Revaluation of long-term bank loans	505	(297)	(165)	(92)	(392)
Revaluation of liabilities in respect of business combinations	2,724	(2,741)	1,090	-	(1,741)
Capital loss (gain) from disposal of property, plant, and equipment	(451)	(258)	145	(10)	(301)
Share-based payments	6,310	13,508	1,904	4,511	18,026
Revaluation of liabilities for put options for non-controlling interests	10,542	9,454	3,112	3,437	15,321
	292,064	245,661	96,868	84,709	341,874
Changes in assets and liabilities items
Increase (decrease) in trade receivables	55,138	(66,147)	(66,006)	(82,397)	(245,505)
Decrease (increase) in other receivables and prepaid expenses	(58,491)	(14,434)	(439)	29,993	(15,712)
Decrease (increase) in inventories	26,069	51,798	73,934	12,929	44,413
Increase (decrease) in trade payables	(139,679)	(94,684)	(15,174)	112,659	140,568
Increase (decrease) in employees and institutions, deferred revenues, and other accounts payable	(44,312)	49,398	(2,013)	2,299	188,813
	(161,275)	(74,069)	(9,698)	75,483	112,577
Cash paid and received over the course of the period for
Interest paid	(40,051)	(42,051)	(14,952)	(15,844)	(49,375)
Interest received	15,195	15,320	4,586	4,351	20,084
Taxes paid	(99,001)	(99,937)	(29,986)	(28,215)	(124,758)
Taxes received	20,604	25,031	450	181	30,595
	(103,253)	(101,637)	(39,902)	(39,527)	(123,454)
Net cash provided by operating activities	268,738	284,196	131,604	190,383	619,221

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 12

Matrix IT Ltd.

Consolidated Statements of Cash Flows
(NIS thousands)

	For the nine months ended September 30,	For the nine months ended September 30,	For the three months ended September 30,	For the three months ended September 30,	For the year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Cash flows from investment activities
Proceeds from sale of property, plant, and equipment	1,184	1,692	44	133	1,936
Acquisition of property, plant, and equipment	(25,226)	(34,029)	(9,515)	(18,218)	(41,541)
Acquisition of subsidiaries consolidated for the first time (a)	(65,362)	-	-	-	(17,321)
Net cash from (used in) investment activities	(89,404)	(32,337)	(9,471)	(18,085)	(56,926)
Cash flows from financing activities
Short-term credit from banks and other credit providers, net	-	(19,421)	-	(82,655)	(24,019)
Receipt in respect of long-term loans	120,000	-	-	-	-
Receipt from the issuing of commercial securities	-	100,000	-	100,000	100,000
Repayment of long-term loans from banks and credit providers	(105,089)	(134,123)	(27,523)	(44,794)	(179,003)
Dividend distribution	(157,066)	(132,126)	(56,628)	(51,453)	(184,214)
Repayment of liabilities in respect of business combinations	(3,418)	(561)	-	-	(11,561)
Repayment of lease liabilities	(96,016)	(96,086)	(37,433)	(31,732)	(129,435)
Dividend distribution to non-controlling interests	(17,539)	(23,597)	(9,704)	(4,759)	(30,271)
Repayment of liabilities for put options to non-controlling interests	(1,130)	(1,124)	(1,130)	-	(1,124)
Acquisition of non-controlling interests	-	(3,899)	-	(400)	(3,899)
Repayment of debentures	(67,918)	(67,918)	(33,959)	(33,959)	(67,918)
Net cash used in financing activities	(328,176)	(378,855)	(166,377)	(149,752)	(531,444)
Translation differences for cash and cash equivalent balances	(21,466)	6,633	(5,322)	(1,101)	(2,564)
Increase (decrease) in cash and cash equivalents	(170,308)	(120,363)	(49,566)	21,445	28,287
Balance of cash and cash equivalents at the beginning of the period	668,495	640,208	547,753	498,400	640,208
Balance of cash and cash equivalents at the end of the period	498,187	519,845	498,187	519,845	668,495

The accompanying notes constitute an integral part of the interim consolidated financial statements.

Consolidated Interim Financial Statements 13

Matrix IT Ltd.

Consolidated Statements of Cash Flows
(NIS thousands)

		For the nine months ended September 30,	For the nine months ended September 30,	For the three months ended September 30,	For the three months ended September 30,	For the year ended December 31,
		2025	2024	2025	2024	2024
		Unaudited	Unaudited	Unaudited	Unaudited	Audited
(a)	Acquisition of subsidiaries consolidated for the first time
	The subsidiaries' assets and liabilities at date of acquisition:
	Working capital (other than cash and cash equivalents)	(11,991)	-	-	-	663
	Property, plant, and equipment	(1,322)	-	-	-	(270)
	Income tax receivable	(3,255)	-	-	-	-
	Deferred tax	(3,289)	-	-	-	(155)
	Inventories	(1,401)	-	-	-	(185)
	Goodwill	(55,537)	-	-	-	(36,038)
	Intangible assets, net	(21,666)	-	-	-	(13,656)
	Employee benefit liabilities	2,414	-	-	-	-
	Provision for tax	4,983	-	-	-	3,224
	Liabilities from put options to holders of non-controlling interests	25,702	-	-	-	-
	Non-controlling interests	-	-	-	-	950
	Liabilities in respect of business combinations	-	-	-	-	28,146
		(65,362)	-	-	-	(17,321)

(b)	Significant non-cash transactions

	Distribution of dividend declared and not yet paid	54,083	52,088	54,083	52,088	48,277
	Right-of-use asset recognized with corresponding lease liability	105,116	252,992	28,952	187,849	286,695
	Issuing of call options to non-controlling interests	-	22,400	-	-	22,400

Consolidated Interim Financial Statements 14

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 1	General

A.	Matrix IT Ltd. (the “Company”) was incorporated in Israel on September 12, 1989, and started its business operations on that day. The Company provides advanced IT services.

B.	These financial statements have been prepared in condensed format as of September 30, 2025, and for the nine and three month periods then ended (the “Consolidated Interim Financial Statements”). The condensed consolidated financial statements of the Group as of September 30, 2025, include those of the Company and its subsidiaries (the “Group”) and the Group’s interests in associates and joint arrangements. The financial statements should be read in the context of the Company’s annual financial statements as of December 31, 2024, and for the year then ended and their accompanying notes (the “Consolidated Annual Financial Statements”).

C.	The Company is a direct subsidiary of Formula Systems (1985) Ltd. (“Formula Systems”), which is controlled by Asseco Poland SA.

D.	The Company’s shares are listed on the Tel Aviv Stock Exchange.

Note 2	Significant Accounting Policies

A.	Preparation format of the Consolidated Interim Financial Statements

The Consolidated Interim Financial Statements have been prepared in accordance with IAS 34, Interim Financial Reporting, and in accordance with the disclosure requirements of Chapter D of the Israel Securities Regulations (Periodic and Immediate Reports), 1970.

The accounting policy applied in the preparation of the Consolidated Interim Financial Statements is consistent with that applied in the preparation of the Consolidated Annual Financial Statements.

B.	Below is information about changes in the CPI and relevant exchange rates

	As of 30.09.25	As of 30.09.24	As of 31.12.24
Consumer price index (2020 basis)
Israel (actual CPI)	117.83	115	114.8
Israel (known CPI)	118.51	115.2	115.11
NIS exchange rate
USD	3.306	3.71	3.647
EUR	3.88	4.97	3.80

Consolidated Interim Financial Statements 15

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 2	Significant Accounting Policies (cont.)

B.	Below is information about changes in the CPI and relevant exchange rates (cont.)

	For the nine months ended 30.09.25	For the nine months ended 30.09.24	For the three months ended 30.09.25	For the three months ended 30.09.24	For the year ended 31.12.24
Consumer price index (2020 basis)
Israel (actual CPI)	2.64%	3.43%	0.49%	(0.2%)	3.24%
Israel (known CPI)	2.95%	3.52%	1.36%	1.59%	3.43%
NIS exchange rate
USD	(9.35%)	2.29%	(1.96%)	(1.3%)	0.55%
EUR	2.22%	3.51%	(1.88%)	3.29%	(5.36%)

Note 3	Segments

A.	General

The operating segments are based on information that is reviewed by the chief operating decision maker (CODM) for the allocation of resources and assessment of performance. Accordingly, for management purposes, the Group is organized into operating segments based on the products and services and on the geographic location of the business units.

The Company operates directly and through subsidiaries, and it has the following operating segments:

IT Solutions and Services, Consulting, and Management in Israel;

IT Solutions and Services in the US;

Cloud and Computing Infrastructures;

Marketing and Support of Software Products.

IT Solutions and Services, Consulting, and Management in Israel

This segment includes a wide range of technological and other solutions and services in these sectors: core systems, data and AI, information security and cyber, digital, and more. As part of these solutions, the Company is engaged in the development of large-scale technological systems and the provision of related services; execution of IT and software integration projects; development of operational solutions and C4 ISR systems for defense entities in Israel and abroad; outsourcing services and professional services by experts and consultants; offshore/nearshore services; BPO and call center services; software project management; software development; software and QA testing; enhancement and upgrading of existing technological systems; as well as the provision of training and implementation services.  In addition, this segment includes management consulting and multidisciplinary engineering and operational consulting services, including supervision of complex engineering projects, particularly infrastructure projects in the transportation sector.

Consolidated Interim Financial Statements 16

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 3	Segments (cont.)

A.	General (cont.)

IT Solutions and Services in the US

This segment is conducted through two arms – Matrix US Holding and XTIVIA – each of which holds several subsidiaries in the US.
The activity includes the provision of solutions and expert services in the sector of GRC – Government Risk & Compliance, fraud prevention, cyber risk, and anti-money laundering, as well as specialized advisory services in this sector and specialized IT services for the healthcare sector.

This segment also includes the provision of specialized technological solutions and services in the sectors of portals, BI, CRM, DBA, and EIM; dedicated solutions for the US Government Contracting market; distribution and marketing services for software products; and the provision of professional services and offshore solutions, including through employees at the Company’s operational centers in India. The operations also include professional services and projects carried out by experts from across the Matrix Group, serving as a gateway to the business model of exporting the Company's services and products to the US market.

Cloud and Computing Infrastructures

The Company's activity in this segment primarily includes providing a wide range of cloud solutions and services, including sales, service, and support for public cloud (PaaS, SaaS, IaaS) and private cloud at all implementation stages - consulting, architecture, development, deployment, environment management, and support - as well as advanced FinOps services (through the Company's specialized business unit, CloudZone). It also includes computing solutions for IT infrastructure, communication solutions, marketing and sales of hardware, software licenses, and peripheral equipment for business customers, alongside related professional services. Additionally, the Company offers multimedia solutions and command-and-control centers for smart offices, office automation and printing solutions, sales and marketing of test and measurement equipment, communication, cybersecurity, and RF solutions, automation projects and integration, advanced calibration services, and industrial video and image processing solutions (through RDT Equipment and Systems and Asio Vision). Furthermore, the Company is engaged in the import, sales, and service of automated manufacturing machines for component assembly and automated testing machines for assembly processes and components in production lines across various industries, including industrial, medical, military, laser, and sensor applications for civilian and defense purposes, as well as optical communication systems and automotive radar systems.

Consolidated Interim Financial Statements 17

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 3	Segments (cont.)

Marketing and Support of Software Products

This segment primarily includes the sale and distribution of software products (mainly from foreign software manufacturers) across various sectors, such as control and monitoring products, cybersecurity, communication solutions, virtualization, knowledge management products, databases and Big Data, open-source systems, and IT management products. It also includes providing professional support services for these products, as well as implementation projects, training, support, and maintenance for integrated products and systems.

B.	Composition

For the nine months ended September 30, 2025 - unaudited (NIS thousands)

	IT Solutions and Services, Consulting, and Management in Israel	Marketing and Support of Software Products	Cloud and Computing Infrastructures	IT Solutions and Services in the US	Adjustments	Total
Revenues to non-related parties	2,757,076	341,064	1,199,677	341,372	-	4,639,189
Inter-segment revenues	72,346	14,426	25,786	575	(113,133)	-

Revenues	2,829,422	355,490	1,225,463	341,947	(113,133)	4,639,189

Segment results	217,903	30,231	93,886	53,240	(11,070)	384,190
Financial expenses						(79,788)
Financial income						15,195
Tax expenses						(78,395)
Net income						241,202

Consolidated Interim Financial Statements 18

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 3	Segments (cont.)

For the nine months ended September 30, 2024 - unaudited (NIS thousands)

	IT Solutions and Services, Consulting, and Management in Israel	Marketing and Support of Software Products	Cloud and Computing Infrastructures	IT Solutions and Services in the US	Adjustments	Total
Revenues to non-related parties	2,447,189	319,979	1,093,340	344,747	-	4,205,255
Inter-segment revenues	71,306	17,967	36,671	3,842	(129,786)	-

Revenues	2,518,495	337,946	1,130,011	348,589	(129,786)	4,205,255

Segment results	184,674	25,352	78,425	50,399	(8,736)	330,114
Financial expenses						(62,894)
Financial income						15,320
Tax expenses						(68,299)
Net income						214,241

B.	Composition (cont.)

For the three months ended September 30, 2025 - unaudited (NIS thousands)

	IT Solutions and Services, Consulting, and Management in Israel	Marketing and Support of Software Products	Cloud and Computing Infrastructures	IT Solutions and Services in the US	Adjustments	Total
Revenues to non-related parties	950,563	172,887	399,361	118,799	-	1,641,610
Inter-segment revenues	28,796	1,395	10,988	152	(41,331)	-

Revenues	979,359	174,282	410,349	118,951	(41,331)	1,641,610

Segment results	72,936	11,680	32,722	19,006	(4,864)	131,480
Financial expenses						(24,419)
Financial income						4,586
Tax expenses						(27,311)
Net income						84,336

Consolidated Interim Financial Statements 19

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 3	Segments (cont.)

For the three months ended September 30, 2024 - unaudited (NIS thousands)

	IT Solutions and Services, Consulting, and Management in Israel	Marketing and Support of Software Products	Cloud and Computing Infrastructures	IT Solutions and Services in the US	Adjustments	Total
Revenues to non-related parties	837,323	113,499	358,265	109,723	-	1,418,810
Inter-segment revenues	25,890	5,111	9,686	1,381	(42,068)	-
Revenues	863,213	118,610	367,951	111,104	(42,068)	1,418,810
Segment results	56,190	9,067	27,969	16,511	(1,556)	108,181
Financial expenses						(20,506)
Financial income						4,351
Tax expenses						(22,308)
Net income						69,718

For the year ended December 31, 2024 - audited (NIS thousands)

	IT Solutions and Services, Consulting, and Management in Israel	Marketing and Support of Software Products	Cloud and Computing Infrastructures	IT Solutions and Services in the US	Adjustments	Total
Revenues to non-related parties	3,227,608	425,971	1,465,935	460,024	-	5,579,538
Inter-segment revenues	109,659	30,794	49,996	915	(191,364)	-
Revenues	3,337,267	456,765	1,515,931	460,939	(191,364)	5,579,538
Segment results	250,113	45,364	106,405	66,865	(18,673)	450,074
Financial expenses						(86,956)
Financial income						20,084
Taxes on income						(94,978)
Net income						288,224
Additional information
Cost of revenues	2,893,978	374,515	1,357,891	311,524	(191,364)	4,746,544
Depreciation and amortization	148,210	6,640	26,997	4,964	-	186,811

Consolidated Interim Financial Statements 20

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 4	Significant Events During the Reporting Period

A.	Dividend distribution

Following the declaration of the dividend on March 10, 2025, on April 8, 2025, the Company distributed a dividend in the amount of NIS 52.2 million to its shareholders (reflecting NIS 0.82 for each NIS 1 par value ordinary shares).

Following the declaration of the dividend on May 12, 2025, on July 15, 2025, the Company distributed a dividend in the amount of NIS 56.6 million to its shareholders (reflecting NIS 0.89 for each NIS 1 par value ordinary shares).

Following the declaration of the dividend on August 12, 2025, on October 20, 2025, the Company distributed a dividend in the amount of NIS 54.1 million to its shareholders (reflecting NIS 0.85 for each NIS 1 par value ordinary shares).

B.	Transactions with holders of non-controlling interests in a subsidiary

During the first quarter, the Company entered into a mutual put/call options renewal agreement with minority holders in a subsidiary for the sale and acquisition of the minority holder's remaining shares of that subsidiary. The transaction was accounted for directly to equity.

C.	Acquisition of Gav

On February 4, 2025, the Company, through its subsidiary Matrix IT Systems Ltd., completed the acquisition of 70% of the share capital of Gav Systems Ltd. and Gav Expert Ltd. for a total of approximately NIS 45.5 million.  In addition, the sellers were paid a dividend for the accrued earnings up until December 23, 2023, in the amount of NIS 29 million. Pursuant to the agreement, the Company and the seller have a mutual option to sell and purchase the seller's remaining shares to the Company.  The acquired company provides professional services, primarily in the fields of computing and software development.

As of the report date, the valuation underlying the purchase price allocation to assets and liabilities (the PPA) has not yet been completed and accordingly, this allocation is temporary, according to management's assessment, and may be updated in the coming periods after the valuation is completed.

According to the provisional allocation, the excess purchase cost of approximately NIS 72.2 million was attributed to net intangible assets in the amount of approximately NIS 16.8 million, and the remainder was allocated to goodwill.

As noted above, the Group has recognized, on a provisional basis, the fair value of the assets acquired and liabilities assumed in the business combination. Accordingly, both the purchase consideration and the fair values of the assets acquired and liabilities assumed are subject to final measurement adjustments within a period of up to 12 months from the acquisition date, in accordance with IFRS 3.

Consolidated Interim Financial Statements 21

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 4	Significant Events During the Reporting Period (cont.)

D.	Entering into a MOU for a merger with Magic

Further to the Company’s memorandum of understanding dated March 10, 2025 with Magic Software Enterprises Ltd. (“Magic”) to negotiate the terms of a binding merger agreement, under which the Company would acquire all of Magic’s issued and outstanding share capital by way of a reverse triangular merger [for further details, see Immediate Report dated March 11, 2025 (ref. 2025-01-015939)], the Company entered into a merger agreement (the “Merger Agreement”), which was signed on November 3, 2025. For further details, see Immediate Report dated November 3, 2025 (ref. 2025-01-083233) (the “transaction report”).

Under the merger agreement, and subject to the fulfillment of the conditions precedent as detailed in the immediate report, upon completion of the transaction the Company will acquire all of Magic’s issued and outstanding share capital. Upon completion of the merger, Magic will become a private company wholly owned (100%) by Matrix. Magic’s shares will be delisted from trading on NASDAQ and the TASE, and the company will transition from a public company to a private one. For a description of the principal terms of the merger agreement, see the transaction report.

As Formula Systems (1985) Ltd. is the controlling shareholder in both the Company and Magic, and in light of the materiality of the transaction, in August 2023 the Company’s Board of Directors appointed an independent committee composed solely of directors of the Company who are external and independent directors (the “special committee”). The special committee served in its role from the date of its establishment until the date of approval of the merger transaction by the Company’s Board of Directors and the signing of the merger agreement on November 3, 2025. For further details, see the transaction report.

Completion and execution of the merger are subject to the fulfillment of a number of conditions precedent, as detailed in the transaction report, including approval of the merger transaction by the special general meetings of shareholders of the Company and of Magic, which have been convened for December 10, 2025.

Pursuant to generally accepted accounting principles, the transaction will be accounted for using the as-pooling method rather than the purchase method. Meaning, the Company will consolidate Magic’s assets and liabilities in its financial statements at the values recorded in the controlling shareholder’s books. (No intangible assets, nets will be created in the acquisition, and accordingly, no amortization of  intangible assets, net will be recorded thereafter.)

Consolidated Interim Financial Statements 22

Matrix IT Ltd.

Notes to the Consolidated Interim Financial Statements

Note 4	Significant Events During the Reporting Period (cont.)

D.	Entering into a MOU for a merger with Magic (Cont.)

In addition, since the transaction is being executed as a merger, its implementation will not result in any financial expenses for the Company.

The merger agreement provides that during the period from the date of signing the merger agreement until the completion date or the date of termination of the agreement in accordance with its terms (whichever is earlier) (the “interim period”), and subject to applicable law, the business of the companies shall be conducted in the ordinary course of business, such that no changes shall occur outside the ordinary course of business, and no actions or undertakings shall be made that could materially adversely affect the assets, business, financial condition of the companies, or the ability to complete the transaction.

In addition, pursuant to the provisions of the merger agreement, during the interim period, the Company and Magic may make distributions (as the term “distribution” is defined in the Companies Law) only in accordance with their respective dividend distribution policies as in effect on the date of signing the agreement (and for the avoidance of doubt, neither shall distribute more than 75% of their respective net income attributable to shareholders). Such a distribution will not affect or change the exchange ratio or the merger consideration.

Consolidated Interim Financial Statements 23

CHAPTER C Financial Information from the Consolidated Interim Financial Statements attributable to the Company September 30, 2025 (unaudited)

The information contained in these separate interim financial statements published by the Company constitutes a translation of the separate interim financial statements published by the Company. The Hebrew version was submitted by the Company to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Special report of the auditing accountant to the shareholders of Matrix I.T. Ltd. on separate interim financial information pursuant to Regulation 38(d) of the Securities Regulations (periodic and immediate reports), 1970	3
Financial Information from the Consolidated Statements of Financial Position attributable to the Company	4
Financial Information from the Consolidated Statements on the Comprehensive Income attributable to the Company	6
Financial Information from the Consolidated Statements Cash Flows attributable to the Company	7
Additional information	10

Special report of the Auditing Accountant

to the shareholders of Matrix IT. Ltd

on separate interim financial information pursuant to Regulation 38(d) of the Securities Regulations (Periodic and Immediate reports), 1970

Introduction

We reviewed the separate interim financial information presented pursuant to Regulation 38(d) of the Securities Regulations (Periodic and Immediate Reports), 1970 of Matrix IT Ltd. (hereinafter - the Company), as of September 30, 2025 and for the periods of nine and three months ended on the same date. The separate interim financial information is the responsibility of the Company's board of directors and management. Our responsibility is to express a conclusion on the separate interim financial information for this interim period based on our review.

Scope of Review

We conducted our review in accordance with Israel Review Standard (2410) of the Israel Institute of Certified Public Accountants "Review of Financial Information for Interim Periods Conducted by the Entity's Auditor". A review of separate financial information for interim periods consists of inquiries, primarily with persons responsible for financial and accounting matters, and the application of analytical and other review procedures. A review is considerably more limited in scope than an audit conducted in accordance with auditing standards accepted in Israel and therefore does not allow us to obtain assurance that we will know all the significant matters that could have been identified in the audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the aforementioned separate financial information is not prepared, in all material respects, in accordance with the provisions of Regulation 38(d) of the Securities Regulations (Periodic and Immediate Reports), 1970.

Tel Aviv, Israel	Ziv Haft Certified Public Accountants (Isr.)
November 11, 2025	BDO Member Firm

separate interim financial information pursuant to Regulation 38(d)  3

Matrix IT Ltd.

Financial Information from the Consolidated Statements of Financial Position attributable to the Company (NIS thousands)

	30, September	30, September	31, December
	2025	2024	2024
	Unaudited	Unaudited	Audited
Current assets
Cash and cash equivalents	1,954	3,026	4,727
Trade receivables	86,192	70,911	103,692
Related parties debit balances	22,572	77,564	91,663
Income taxes receivable	-	7,495	12,594
Other accounts receivable	10,681	5,709	21,787
	121,399	164,705	234,463

Non-current assets
Balance in respect of investee controlled companies, net	2,698,052	2,480,670	2,561,496
Capital notes granted to controlled investees	24,659	24,659	24,659
Right-of-use assets	171,227	162,598	178,504
Deferred taxes	6,780	5,392	6,053
	2,900,718	2,673,319	2,770,712
	3,022,117	2,838,024	3,005,175

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  4

Matrix IT Ltd.

Financial Information from the Consolidated Statements of Financial Position attributable to the Company (NIS thousands)

	30, September	30, September	31, December
	2025	2024	2024
	Unaudited	Unaudited	Audited
Current liabilities
Credit from banks and other credit providers	308,376	301,502	300,000
Current maturities of debentures	77,726	80,439	81,341
Current maturities of lease liabilities	15,828	8,508	8,761
Trade payables	51,366	28,235	36,802
Employees and payroll accruals	27,775	29,162	36,964
Other accounts payable	69,454	63,904	68,514
Related Parties credit balances	964,119	809,473	917,845
	1,514,644	1,321,223	1,450,227

Non-current liabilities
Debentures	227,599	292,153	295,427
Lease liabilities	166,264	153,236	170,627
Deferred taxes	-	196	-
Employee benefit liabilities, net	69	221	161
	393,932	445,806	466,215

Equity attributable to Company shareholders
Share capital and capital reserves	338,494	384,768	380,099
Retained earnings	775,047	686,227	708,634
	1,113,541	1,070,995	1,088,733
	3,022,117	2,838,024	3,005,175

November 11, 2025
Date of approval of the financial statements	Guy Bernstein Chairman of the Board	Moti Gutman Chief Executive Officer	Nevo Brenner Chief Financial Officer

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  5

Matrix IT Ltd.

Financial Information from the Consolidated Statements on the Comprehensive Income attributable to the Company (NIS thousands)

	Nine months ended, 30.09.25	Nine months ended, 30.09.24	Three months ended, 30.09.25	Three months ended, 30.09.24	Year ended, 31.12.24
	Unaudited	Unaudited	Unaudited	Unaudited	Audited

Revenues	199,272	167,270	71,616	58,127	197,122
Cost of revenues	61,157	72,300	19,844	20,185	61,815

Gross profit	138,115	94,970	51,772	37,942	135,307
Selling and marketing expenses	15,084	20,658	8,413	10,300	23,960
General and administrative expenses	38,217	32,598	16,665	11,807	54,965
Operating income	84,814	41,714	26,694	15,835	56,382
Financial expenses	29,997	22,306	9,520	7,748	61,382
Financial income	80	102	25	14	254
Company`s share of income of companies accounted for at equity, net	184,625	188,713	65,156	58,346	277,824
Income before taxes on income	239,522	208,223	82,355	66,447	273,078
Taxes on income	13,052	5,686	4,382	2,051	656
Net income attributable to the Company	226,470	202,537	77,973	64,396	272,422
Gain from remeasurement of defined benefit plans	2,815	1,923	1,026	(5)	2,722
Adjustments for translation of financial statements	(33,812)	7,847	(8,449)	(3,700)	(1,340)
Total comprehensive income attributable to the Company	195,473	212,307	70,550	60,691	273,804

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  6

Matrix IT Ltd.

Financial Information from the Consolidated Statements Cash Flows attributable to the Company
(NIS thousands)

	Nine months ended, September 30,	Nine months ended, September 30,	Three months ended, September 30,	Three months ended, September 30,	Year ended, December 31,
	2025	2024	2025	2024	2024
Cash flows from operating activities:	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Net income	226,470	202,537	77,973	64,396	272,422
Adjustments to reconcile net income to net cash provided by operating activities:
Adjustments to the profit or loss items:
Company`s share of income of companies accounted for at equity, net	(184,625)	(188,713)	(65,156)	(58,346)	(277,824)
Taxes on income	13,052	5,686	4,382	2,051	656
Depreciation and amortization	13,885	7,432	5,378	683	9,155
Change in employee benefit liabilities	(92)	(31)	(27)	31	(91)
Other financial expenses, net	29,615	20,554	8,776	7,302	30,384
Revaluation of long-term loans from banks	-	(5)	-	(2)	(7)
Share based payment	6,310	13,508	1,904	4,511	18,026
	(121,855)	(141,569)	(44,743)	(43,770)	(219,701)

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  7

Matrix IT Ltd.

Financial Information from the Consolidated Statements Cash Flows attributable to the Company
(NIS thousands)

	Nine months ended, September 30,	Nine months ended, September 30,	Three months ended, September 30,	Three months ended, September 30,	Year ended, December 31,
	2025	2024	2025	2024	2024
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Changes in assets and liability items:
Decrease (increase( in trade receivables	17,500	5,350	2,040	4,904	(27,431)
Decrease (increase) in other accounts receivable and prepaid expenses	12,302	(1,050)	1,286	1,698	(17,128)
Increase(decrease) in trade payables	14,564	6,859	(1,208)	(883)	15,426
Increase in employee benefit liabilities, deferred revenues and other accounts payable	(13,388)	(17,625)	7,700	5,298	(1,504)
Decrease (increase) in related parties balances	115,365	35,188	54,625	(32,153)	129,461
	146,343	28,722	64,443	(21,136)	98,824
Cash paid and received during the year for:
Interest paid	(24,918)	(25,543)	(9,481)	(11,443)	(31,293)
Interest received	50	-	(5)	-	126
Taxes paid	(80)	(6,309)	(1,090)	(1,059)	(7,235)
Taxes received	-	3,746	-	-	3,746
	(24,948)	(28,106)	(10,576)	(12,502)	(34,656)
Net cash provided (used) by operating activities	226,010	61,584	87,097	(13,012)	116,889

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  8

Matrix IT Ltd.

Financial Information from the Consolidated Statements Cash Flows attributable to the Company
(NIS thousands)

	Nine months ended, September 30,	Nine months ended, September 30,	Three months ended, September 30,	Three months ended, September 30,	Year ended, December 31,
	2025	2024	2025	2024	2024
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Cash flows from financing activities:
Receipt from the issuing of commercial securities	-	100,000	-	100,000	100,000
Repayment of lease liabilities	(3,903)	(5,563)	(3,903)	(391)	(5,500)
Repayment of long-term loans from banks and others	-	(4,500)	-	(1,500)	(6,000)
Dividend paid	(157,066)	(132,126)	(56,628)	(51,453)	(184,214)
Debenture payment	(67,918)	(67,918)	(33,959)	(33,959)	(67,918)
Net cash provided /(used) in financing activities	(228,887)	(110,107)	(94,490)	12,697	(163,682)
Translation differences for cash and cash equivalents	104	993	931	78	964
Increase) Decrease) in cash and cash equivalents	(2,773)	(47,530)	(6,462)	(237)	(45,829)
Balance of cash and cash equivalents at the beginning of the period	4,727	50,556	8,416	3,263	50,556
Balance of cash and cash equivalents at the end of the period	1,954	3,026	1,954	3,026	4,727
Significant non-cash transactions
Dividend declared and not yet paid	54,083	52,088	54,083	52,088	48,277
Right-of-use asset recognized with corresponding lease liability	6,608	164,537	5,473	164,537	182,166

The additional information provided constitutes an integral part of the financial data and the separate financial information.

separate interim financial information pursuant to Regulation 38(d)  9

Matrix IT Ltd.

Additional information

1:	General

This “Separate financial information” of Matrix I. T. Ltd. (hereinafter – “the Company”), prepared in a condensed format for September 30, 2025 and for the periods of nine and three months that ended on that date, were prepared in accordance with the provisions of Regulation 38(d) of the Securities Regulations (Periodic and Immediate Reports), 1970. This Separate financial information report, should be reviewed in connection with the “Separate financial information” of the Company's annual Financial Statements for December 31, 2024 and for the year ended on that date, and the additional information accompanying them.

2:	Significant accounting policies

The accounting policy applied in preparing this “Separate financial information report” is consistent with the one applied in preparing the “Separate financial information report” for December 31, 2024.

separate interim financial information pursuant to Regulation 38(d)  10

CHAPTER D Quarterly Report on the effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38c`(a)

The information contained in the Quarterly Report on the effectiveness of Internal Control over Financial Reporting and disclosure pursuant to Regulation 38c`(a) constitutes a translation of Report published by the Company. The Hebrew version was submitted by the Company to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Quarterly report on the effectiveness of internal control over financial reporting and disclosure in accordance pursuant to Regulation 38c`(a).	3
Certification of CEO	4
Certification of the most senior financial executive officer	6

Quarterly report on the effectiveness of internal control over financial reporting and disclosure pursuant to Regulation 38c`(a ):

Management, under the supervision of the Board of Directors of Matrix IT Ltd. (hereby: "the Company"), is responsible for establishing and maintaining appropriate internal control over financial reporting and disclosure in the Company.

For this matter, the members of Management are:

1.	Moti Gutman, CEO

2.	Nevo Brenner, CFO

3.	Gali Katan, Controller

Internal control over financial reporting and disclosure includes controls and procedures in the Company, which were planned by the CEO and the most senior financial officer, or under their supervision, or by whoever fulfills those functions in practice, under the supervision of the Board of Directors of the Company, and were designed to provide reasonable assurance as to the reliability of the financial reporting and the preparation of the reports in accordance with the provisions of the law, and to ensure that information that the Company is required to disclose in the reports it publishes in accordance with the provisions of the law is collected, processed, summarized and reported on the date and in the format laid down in law.

Internal control includes, among other things, controls and procedures planned to ensure that the information the Company is required to disclose as aforesaid, is accumulated and forwarded to the Management of the Company, including to the CEO and the most senior financial officer or to whoever fulfills those functions in practice, in order to enable decisions to be made at the appropriate time in relation to the disclosure requirements.

Due to its structural limitations, internal control over financial reporting and disclosure is not intended to provide absolute assurance that misstatement or omission of information from the reports will be prevented or will be detected.

In the quarterly report on the effectiveness of internal control over financial reporting and disclosure, that was attached to the quarterly report for the period ended June 30, 2025 (the "Last Quarterly Report on Internal Control"), internal control was found to be effective.

Up to the reporting date, no event or matter was brought to the attention of the Board of Directors and Management that could change the evaluation of the effectiveness of internal control, as found in the Last Quarterly Report on Internal Control.

As of the reporting date, based on that stated in the Last Quarterly Report on Internal Control, and based on information that was brought to the attention of the Board of Directors and Management as aforesaid, the internal control is effective.

3  Quarterly Report on the Effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38C(a)

Management certifications:

(a1) CEO certification pursuant to Regulation 38c`(d)(1):

Management certification
CEO Certification

I, Moti Gutman, certify that:

1.	I have reviewed the quarterly report of Matrix IT Ltd. ("the Company") for the third quarter of 2025 ("the Reports").

2.	To the best of my knowledge, the Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period of the Reports.

3.	To the best of my knowledge, the financial statements and other financial information included in the Reports reflect fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods presented in the Reports.

4.	I have disclosed the following to the Independent Auditor of the Company, to the Company’s Board of Directors, and to the Audit and the Financial Statements Review Committees of the Board of Directors of the Company, based on my most recent evaluation of internal control over financial reporting and disclosure:

a)	All the significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and disclosure which are reasonably likely to adversely affect the Company’s ability to collect, process, summarize or report financial information, in a way that could cast doubt on the reliability of the financial reporting and the preparation of the financial statements in accordance with the provisions of the law;

b)	Any fraud, whether or not material, that involves the CEO or anyone directly subordinate to the CEO, or which involves other employees who have a significant role in the Company’s internal control over financial reporting and disclosure.

5.	I, alone or together with others in the Company:

a)	Established controls and procedures, or ensured the establishment and maintaining of controls and procedures under my supervision, designed to ensure that material information relating to the Company, including its subsidiaries as defined in the Securities Regulations (Annual Financial Statements), 2010, is brought to my attention by others in the Company and in the subsidiaries, particularly during the period of preparation of the Reports;

4  Quarterly Report on the Effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38C(a)

b)	Established controls and procedures, or ensured the establishment and maintaining of controls and procedures under my supervision, designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements in accordance with the provisions of the law, including in accordance with generally accepted accounting principles;

c)	No event or matter that occurred in the period between the date of the last report (the quarterly report as of June 30, 2025) and this reporting date was brought to my attention that would change the conclusion of the Board of Directors and Management concerning the effectiveness of internal control over the Company’s financial reporting and disclosure.

Nothing in the foregoing shall derogate from my responsibility or that of anyone else, in law.

Moti Gutman CEO	November 11, 2025

5  Quarterly Report on the Effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38C(a)

Management certifications :

(b) CFO Certification pursuant to Regulation 38C(d)(2)

Management certification
Certification of the most senior financial executive officer

I, Nevo Brenner, certify that:

1.	I have reviewed the quarterly report of Matrix IT Ltd. ("the Company") for the third quarter of 2025 ("the Reports").

2.	To the best of my knowledge, the Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period of the Reports.

3.	To the best of my knowledge, the financial statements and other financial information included in the Reports reflect fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods presented in the Reports.

4.	I have disclosed the following to the Independent Auditor of the Company, to the Company’s Board of Directors, and to the Audit and the Financial Statements Review Committees of the Board of Directors of the Company, based on my most recent evaluation of internal control over financial reporting and disclosure:

a)	All the significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and disclosure which are reasonably likely to adversely affect the Company’s ability to collect, process, summarize or report financial information, in a way that could cast doubt on the reliability of the financial reporting and the preparation of the financial statements in accordance with the provisions of the law;

a)	Any fraud, whether or not material, that involves the CEO or anyone directly subordinate to the CEO, or which involves other employees who have a significant role in the Company’s internal control over financial reporting and disclosure.

5. I, alone or together with others in the Company:

a)	Established controls and procedures, or ensured the establishment and maintaining of controls and procedures under my supervision, designed to ensure that material information relating to the Company, including its subsidiaries as defined in the Securities Regulations (Annual Financial Statements), 2010, is brought to my attention by others in the Company and in the subsidiaries, particularly during the period of preparation of the Reports;

6  Quarterly Report on the Effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38C(a)

b)	Established controls and procedures, or ensured the establishment and maintaining of controls and procedures under my supervision, designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements in accordance with the provisions of the law, including in accordance with generally accepted accounting principles;

c)	No event or matter that occurred during the period between the date of the last Report (the quarterly Report as of June 30, 2025) and the date of this Report has been brought to my attention that would change my conclusions regarding the effectiveness of internal control over financial reporting and disclosure, insofar as it relates to the financial statements and other financial information included in the Reports that were presented to Management and the Board of Directors and are incorporated in this Report.

Nothing in the foregoing shall derogate from my responsibility or that of anyone else, in law.

Nevo Brenner CFO	November 11, 2025

7  Quarterly Report on the Effectiveness of Internal Control over Financial Reporting and Disclosure pursuant to Regulation 38C(a)